Exhibit 10.2

Execution Version

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Agreement"), dated as of November 2, 2022 by and among ROCKY BRANDS, INC., an Ohio corporation ("Parent"), LIFESTYLE FOOTWEAR, INC., a Delaware corporation ("Lifestyle"), ROCKY BRANDS US, LLC, a Delaware limited liability company ("Rocky US"), LEHIGH OUTFITTERS, LLC, a Delaware limited liability company ("Lehigh"), ROCKY OUTDOOR GEAR STORE, LLC, an Ohio limited liability company ("Rocky Outdoor"), US FOOTWEAR HOLDINGS LLC, a Delaware limited liability company ("US Footwear"; Parent, Lifestyle, Rocky US, Lehigh, Rocky Outdoor and US Footwear, each, a "Borrower" and together, the "Borrowers"), the Lenders party hereto and TCW ASSET MANAGEMENT COMPANY LLC, as administrative agent for the Lenders (the "Agent").

PRELIMINARY STATEMENTS

WHEREAS, the Borrowers, the other Obligors from time to time party thereto, the Lenders from time to time party thereto, and the Agent are parties to that certain Loan and Security Agreement, dated as of March 15, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the "Existing Loan Agreement"; the Existing Loan Agreement, as amended hereby, the "Loan Agreement");

WHEREAS, Borrowers have requested that Agent and Lenders make certain amendments to the Existing Loan Agreement as set forth herein subject to the terms and conditions set forth herein;

WHEREAS, Agent and the Lenders party hereto are willing to make such amendments to the Existing Loan Agreement, in accordance with the terms of the Existing Loan Agreement and subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Defined Terms. Except as otherwise provided herein, all capitalized undefined terms used in this Agreement (including, without limitation, in the introductory paragraph and the preliminary statements hereto) shall have the meanings assigned thereto in the Loan Agreement.

2.            Amendments to Loan Agreement.

(a)    Upon the Third Amendment Effective Date (as defined below), the Existing Loan Agreement is hereby amended in its entirety to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, double-underlined text (indicated textually in the same manner as the following example: double-underlined text) so that, after giving effect to such amendments, it reads in the form set forth on Exhibit A hereto.

3.            Conditions to Effectiveness. This Agreement shall become effective as of the day and year set forth above (the "Third Amendment Effective Date") upon satisfaction (or waiver by Agent) of each of the following conditions (in each case, in form and substance reasonably acceptable to the Agent):

(a)            Executed Agreement. Agent shall have received this Agreement executed by a Senior Officer of each Obligor dated as of the Third Amendment Effective Date.

(b)            Revolving Loan Amendment. Agent shall have received the Third Amendment to ABL Loan and Security Agreement executed by the Obligors, the Revolving Loan Agent and the Revolving Loan Lenders party thereto.

(c)            Intercreditor Agreement. Agent shall have received the Third Amendment to Intercreditor Agreement executed by the Obligors, Agent and Revolving Loan Agent.

(d)            [Reserved.]

(e)            Fees and Expenses. Agent shall have received from Borrowers all other outstanding fees and expenses required to be paid on or prior to the Third Amendment Effective Date and all fees and expenses incurred in connection with this Agreement required to be paid in accordance with the Loan Agreement.

(f)            No Default. Immediately prior to and immediately after giving effect to this Agreement, no Default or Event of Default exists.

(g)            Representations and Warranties. Immediately after giving effect to this Agreement (and deeming this Agreement to be a Loan Document), each of the representations and warranties contained in the Loan Agreement and the other Loan Documents is true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties expressly relate to an earlier date (in which event such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

4.            Representations and Warranties. Each of the Obligors represents and warrants as follows:

(a)            immediately after giving effect to this Agreement (and deeming this Agreement to be a Loan Document), each of the representations and warranties contained in the Loan Agreement and the other Loan Documents is true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties expressly relate to an earlier date (in which event such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date); and

(b)            immediately prior to and immediately after giving effect to this Agreement, no Default or Event of Default exists.

5.           Effect of this Agreement. Except as expressly provided herein, the Loan Agreement and the other Loan Documents shall remain unmodified and in full force and effect. Except as expressly set forth herein, this Agreement shall not be deemed (a) to be a waiver of, or consent to, a modification of or amendment of, any other term or condition of the Existing Loan Agreement or any other Loan Document, (b) to prejudice any other right or rights which the Agent or the Lenders may now have or may have in the future under or in connection with the Loan Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Loan Parties or any other Person with respect to any waiver, amendment, modification or any other change to the Loan Agreement or the Loan Documents or any rights or remedies arising in favor of the Agent or the Lenders, or any of them, under or with respect to any such documents or (d) to be a waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among any Loan Party, on the one hand, and the Agent and the Lenders, on the other hand. References in the Loan Agreement to "this Agreement" (and indirect references such as "hereunder", "hereby", "herein", and "hereof") and in any Loan Document to "the Loan Agreement" or words of like import shall be deemed to be references to the Existing Loan Agreement as modified by this Agreement. This Agreement shall constitute a "Loan Document" under and as defined in the Loan Agreement.

6.           Reaffirmations. Each Obligor (a) agrees that the transactions contemplated by this Agreement shall not limit or diminish the obligations of such Person under, or release such Person from its obligations under, the Loan Agreement and each Loan Document to which it is a party, (b) confirms, ratifies and reaffirms its obligations under the Loan Agreement and each Loan Document to which it is a party, and (c) agrees that the Loan Agreement and each Loan Document to which it is a party remain in full force and effect and are hereby ratified and confirmed.

7.           Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

8.           Counterparts; Electronic Execution. This Agreement may be in the form of an Electronic Record and may be executed using Electronic Signatures. An Electronic Signature on or associated with a Communication shall be valid and binding on each Obligor and other party thereto to the same extent as a manual, original signature, and any Communication entered into by Electronic Signature shall constitute their legal, valid and binding obligations, enforceable to the same extent as if a manually executed original signature were delivered to Agent. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. The parties may use or accept manually signed paper Communications converted to electronic form (such as scanned into PDF), or electronically signed Communications converted into other formats, for transmission, delivery and/or retention. Agent and Lenders may, at their option, create one or more copies of any Communication in the form of an Electronic Copy which shall be deemed created in the ordinary course of the Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything herein, Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed by it pursuant to procedures approved by it; provided (a) if Agent has agreed to accept such Electronic Signature, Agent and each Secured Party shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of an Obligor without further verification; and (b) upon the request by Agent or any Secured Party, an Electronic Signature shall be promptly followed by a manually executed counterpart. "Electronic Record" and "Electronic Signature" are used herein as defined in by 15 USC §7006.

9.            Entirety. This Agreement (together with the Existing Loan Agreement) constitutes the entire agreement, and supersedes all prior understandings and agreements, among the parties relating to the subject matter thereof.

10.        Governing Law; Etc. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the date first above written.

BORROWERS:

ROCKY BRANDS, INC.

By:	/s/ Thomas D. Robertson
Name:	Thomas D. Robertson
Title:	Chief Financial Officer

LIFESTYLE FOOTWEAR, INC.

By:	/s/ Thomas D. Robertson
Name:	Thomas D. Robertson
Title:	Chief Financial Officer

ROCKY BRANDS US, LLC

By:	/s/ Thomas D. Robertson
Name:	Thomas D. Robertson
Title:	Chief Financial Officer

LEHIGH OUTFITTERS, LLC

By:	/s/ Thomas D. Robertson
Name:	Thomas D. Robertson
Title:	Chief Financial Officer

ROCKY OUTDOOR GEAR STORE, LLC

By:	/s/ Thomas D. Robertson
Name:	Thomas D. Robertson
Title:	Chief Financial Officer

Signature Page to Third Amendment to Loan and Security Agreement

US FOOTWEAR HOLDINGS LLC

By:	/s/ Thomas D. Robertson
Name:	Thomas D. Robertson
Title:	Chief Financial Officer

Signature Page to Third Amendment to Loan and Security Agreement

AGENT AND LENDERS:

TCW ASSET MANAGEMENT COMPANY LLC, as Agent and as a Lender

By:	/s/ Suzanne Grosso
Name:	Suzanne Grosso
Title:	Managing Director

Signature Page to Third Amendment to Loan and Security Agreement

TCW WV FINANCING LLC

By: TCW Asset Management Company LLC, its Collateral

Manager

By: /s/ Suzanne Grosso

Name: Suzanne Grosso

Title: Managing Director

TCW SKYLINE LENDING L.P.

By: TCW Asset Management Company LLC, its Investment

Advisor

By: /s/ Suzanne Grosso

Name: Suzanne Grosso

Title: Managing Director

TCW BRAZOS FUND LLC

By: TCW Asset Management Company LLC, its Investment

Advisor

By: /s/ Suzanne Grosso

Name: Suzanne Grosso

Title: Managing Director

TCW DL VII FINANCING LLC

By: TCW Asset Management Company LLC, its Collateral

Manager

By: /s/ Suzanne Grosso

Name: Suzanne Grosso

Title: Managing Director

TCW DIRECT LENDING STRUCTURED SOLUTIONS

2019 LLC

By: TCW Asset Management Company LLC, its Investment

Manager

By: /s/ Suzanne Grosso

Name: Suzanne Grosso

Title: Managing Director

Signature Page to Third Amendment to Loan and Security Agreement

U.S. SPECIALTY INSURANCE COMPANY
By: TCW Asset Management Company LLC, its Investment

Manager and Attorney-in-Fact

By: /s/ Suzanne Grosso

Name: Suzanne Grosso

Title: Managing Director

TMD DL HOLDINGS LLC

By: TCW Asset Management Company LLC, its Investment

Manager and Attorney-in-Fact

By: /s/ Suzanne Grosso

Name: Suzanne Grosso

Title: Managing Director

SAFETY NATIONAL CASUALTY CORPORATION

By: TCW Asset Management Company LLC, its Investment

Manager and Attorney-in-Fact

By: /s/ Suzanne Grosso

Name: Suzanne Grosso

Title: Managing Director

RELIANCE STANDARD LIFE INSURANCE COMPANY

By: TCW Asset Management Company LLC, its Investment

Manager and Attorney-in-Fact

By: /s/ Suzanne Grosso

Name: Suzanne Grosso

Title: Managing Director

PHILADELPHIA INDEMNITY INSURANCE COMPANY

By: TCW Asset Management Company LLC, its Investment

Manager and Attorney-in-Fact

By: /s/ Suzanne Grosso

Name: Suzanne Grosso

Title: Managing Director

Signature Page to Third Amendment to Loan and Security Agreement

THE OHIO CASUALTY INSURANCE COMPANY

By: Liberty Mutual Group Asset Management Inc., its Adviser

By: /s/ Charles McCarthy

Name: Charles McCarthy

Title: Vice President

SAFECO INSURANCE COMPANY OF AMERICA

By: Liberty Mutual Group Asset Management Inc., its Adviser

By: /s/ Charles McCarthy

Name: Charles McCarthy

Title: Vice President

LIBERTY MUTUAL INSURANCE COMPANY

By: Liberty Mutual Group Asset Management Inc., its Adviser

By: /s/ Charles McCarthy

Name: Charles McCarthy

Title: Vice President

Signature Page to Third Amendment to Loan and Security Agreement

CERBERUS C-1 LEVERED LLC

By: /s/ Daniel E. Wolf

Name: Daniel E. Wolf

Title: Vice President

CERBERUS LOAN FUNDING XXVII L.P.

By: Cerberus LFGP XXVII, LLC

Its: General Partner

By: /s/ Daniel E. Wolf

Name: Daniel E. Wolf

Title: Senior Managing Director

CERBERUS OFFSHORE LEVERED IV LLC

By: /s/ Daniel E. Wolf

Name: Daniel E. Wolf

Title: Vice President

CERBERUS OFFSHORE UNLEVERED LOAN

OPPORTUNITIES MASTER FUND IV, L.P.

By: Cerberus Offshore Unlevered Opportunities IV GP LLC

Its: General Partner

By: /s/ Daniel E. Wolf

Name: Daniel E. Wolf

Title: Senior Managing Director

CERBERUS REDWOOD LEVERED B LLC

By: /s/ Daniel E. Wolf

Name: Daniel E. Wolf

Title:  Vice President

Signature Page to Third Amendment to Loan and Security Agreement

EXHIBIT A

CONFORMED LOAN AGREEMENT

[attached]

LOAN AND SECURITY AGREEMENT Dated as of March 15, 2021
ROCKY BRANDS, INC., as Parent and as Borrower Agent THE OTHER OBLIGORS PARTY HERETO as Borrowers or Guarantors
CERTAIN FINANCIAL INSTITUTIONS, As Lenders
TCW ASSET MANAGEMENT COMPANY LLC, as Agent

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION
1.1.	Definitions.
1.2.	Accounting Terms.
1.3.	Uniform Commercial Code.
1.4.	Certain Matters of Construction.
1.5.	LLC Divisions.
SECTION 2.	CREDIT FACILITIES
2.1.	Term Loan Commitments.
2.2.	General Provisions Regarding Payment
2.3.	Mandatory Prepayments; Voluntary Commitment Reductions and Prepayments.
2.4.	Allocation of Payments After Event of Default
2.5.	Use of Proceeds
SECTION 3.	INTEREST, FEES AND CHARGES
3.1.	Interest.
3.2.	Fee Letter
3.3.	Reimbursement Obligations.
3.4.	Illegality.
3.5.	Inability to Determine Rates.
3.6.	Increased Costs; Capital Adequacy.
3.7.	Mitigation.
3.8.	Funding Losses.
3.9.	Maximum Interest.
3.10.	Conforming Changes.
SECTION 4.	LOAN ADMINISTRATION
4.1.	Borrower Agent.
4.2.	One Obligation.
4.3.	Contingent Obligations.
SECTION 5.	TAXES AND LIABILITIES
5.1.	Taxes.
5.2.	Lender Tax Information.
5.3.	Nature and Extent of Each Obligor's Liability.

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SECTION 6.	CONDITIONS PRECEDENT
6.1.	Conditions Precedent to Initial Loans.
SECTION 7.	COLLATERAL
7.1.	Grant of Security Interest.
7.2.	Lien on Deposit Accounts; Cash Collateral.
7.3.	Intellectual Property.
7.4.	Other Collateral.
7.5.	Limitations.
7.6.	Further Assurances.
SECTION 8.	COLLATERAL ADMINISTRATION
8.1.	Borrowing Base Certificates.
8.2.	Accounts.
8.3.	Inventory and Equipment.
8.4.	[Reserved].
8.5.	Deposit Accounts.
8.6.	General Provisions.
8.7.	Power of Attorney.
SECTION 9.	REPRESENTATIONS AND WARRANTIES
9.1.	General Representations and Warranties.
9.2.	Complete Disclosure.
SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS
10.1.	Affirmative Covenants.
10.2.	Negative Covenants.
10.3.	Financial Covenant.
SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT
11.1.	Events of Default.
11.2.	Remedies upon Default.
11.3.	License.
11.4.	Setoff.
11.5.	Remedies Cumulative; No Waiver.
SECTION 12.	AGENT
12.1.	Appointment, Authority and Duties of Agent.
12.2.	Agreements Regarding Collateral and Borrower Materials.
12.3.	Reliance By Agent.

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12.4.	Action Upon Default.
12.5.	Ratable Sharing.
12.6.	Indemnification.
12.7.	Limitation on Responsibilities of Agent.
12.8.	Successor Agent and Co-Agents.
12.9.	Due Diligence and Non-Reliance.
12.10.	Remittance of Payments and Collections.
12.11.	Individual Capacities.
12.12.	[Reserved].
12.13.	Certain ERISA Matters.
12.14.	No Third Party Beneficiaries.
SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS
13.1.	Successors and Assigns.
13.2.	Participations.
13.3.	Assignments.
13.4.	Replacement of Certain Lenders.
SECTION 14.	MISCELLANEOUS
14.1.	Consents, Amendments and Waivers.
14.2.	Indemnity.
14.3.	Notices and Communications.
14.4.	Performance of Obligors' Obligations.
14.5.	Credit Inquiries.
14.6.	Severability.
14.7.	Cumulative Effect; Conflict of Terms.
14.8.	Execution; Electronic Records.
14.9.	Entire Agreement.
14.10.	Relationship with Lenders.
14.11.	No Advisory or Fiduciary Responsibility.
14.12.	Confidentiality.
14.13.	INTERCREDITOR AGREEMENT.
14.14.	GOVERNING LAW.
14.15.	Consent to Forum; Bail-In of Affected Financial Institutions.
14.16.	Acknowledgement Regarding Supported QFCs.
14.17.	Waivers by Obligors.

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14.18.	Patriot Act Notice.
14.19.	NO ORAL AGREEMENT.
14.20.	Electronic Signatures.

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Notice of Conversion/Continuation
Exhibit D	Form of Payment Notification

Schedule 1.1	Commitments of Lenders
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.12	Gun and Ammunitions License
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Commercial Tort Claims
Schedule 9.1.20	Labor Relations
Schedule 10.2.1	Existing Debt
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions
Schedule 14.3	Agent's Office, Certain Addresses for Notices

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this "Agreement") is dated as of March 15, 2021, among ROCKY BRANDS, INC., an Ohio corporation ("Parent"), LIFESTYLE FOOTWEAR, INC., a Delaware corporation ("Lifestyle"), ROCKY BRANDS US, LLC, a Delaware limited liability company ("Rocky US"), LEHIGH OUTFITTERS, LLC, a Delaware limited liability company ("Lehigh"), ROCKY OUTDOOR GEAR STORE, LLC, an Ohio limited liability company ("Rocky Outdoor"), US FOOTWEAR HOLDINGS LLC, a Delaware limited liability company ("US Footwear"; Parent, Lifestyle, Rocky US, Lehigh, Rocky Outdoor and, after giving effect to the US Footwear Acquisition, US Footwear, each, a "Borrower" and together, the "Borrowers") the other Subsidiaries of Parent party to this Agreement from time to time as Obligors, the financial institutions party to this Agreement from time to time as lenders (collectively, "Lenders"), and TCW ASSET MANAGEMENT COMPANY LLC, as agent for the Lenders (in such capacity, "Agent").

R E C I T A L S:

In addition to the Loans to be provided hereunder, Parent, Obligors and certain of their Subsidiaries will enter into the Revolving Loan Agreement, which will be secured by a first priority security interest in the ABL Priority Collateral and a second priority security interest in the Term Priority Collateral. The Obligations hereunder will be secured by a first priority security interest in the Term Priority Collateral and a second priority security interest in the ABL Priority Collateral.

Borrowers have requested that Lenders provide a term loan credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION

1.1.    Definitions. As used herein, the following terms have the meanings set forth below:

"ABL Priority Collateral": as defined in the Intercreditor Agreement.

"Accepting Lender": has the meaning specified in Section 2.3.7.

"Acquired Companies": as defined in the Purchase Agreement.

"Additional Acquired Assets": as defined in the Purchase Agreement.

"Acquisition": a transaction or series of transactions resulting in (a) acquisition of a business, division or all or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, amalgamation, consolidation or combination of a Borrower or Subsidiary with another Person.

"Affected Financial Institution": (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affiliate": with respect to a specified Person, any other Person that directly, or indirectly through intermediaries, Controls, is Controlled by or is under common Control with the specified Person; provided that for purposes of Section 10.2.17 and Section 13.3.3, the term "Affiliate" shall also include any Person that directly or indirectly owns 15% or more of any class of Equity Interests of the specified Person or that is an officer or director of the specified Person.

"Agent": as defined in the preamble to this Agreement.

"Agent Indemnitees": Agent and its officers, directors, employees, Affiliates, branches and Agent Professionals.

"Agent Professionals": attorneys, accountants, appraisers, auditors, advisors, agents, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals, experts and representatives retained or used by Agent in connection with the credit facility and other transactions contemplated by the Loan Documents.

"Allocable Amount": as defined in Section 5.3.3.

"Anti-Corruption Law": any law relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 and U.S. Patriot Act.

"Anti-Terrorism Law": any law applicable to the Borrowers or their Subsidiaries relating to terrorism or money laundering, including the Patriot Act.

"Applicable Law": all laws (including Gun and Ammunitions Laws), rules, regulations and governmental guidelines applicable to the Person or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

"Applicable Margin": the applicable rate per annum corresponding to the applicable Total Leverage Ratio, all as set forth in the following table:

Level	Total Leverage Ratio	Term SOFR Loans	Prime Rate Loans
I	> 3.50 x	7.50%	6.50%
~~I~~II	~~> 3.25 x~~< 3.50 x, but > 3.00 x	7.00%	6.00%
~~II~~III	< ~~3.25~~ 3.00 x	6.50%	5.50%

The Applicable Margin shall be adjusted quarterly, to the extent applicable, as of the first Business Day of the month following the date on which financial statements are required to be delivered pursuant to Section 10.1.2(b)(ii) hereof (including with respect to the last Fiscal Quarter of each Fiscal Year) after the end of each related Fiscal Quarter based on the Total Leverage Ratio as of the last day of such Fiscal Quarter. Notwithstanding the foregoing, (a) for the period from the ~~Second~~Third Amendment Effective Date until the first Business Day of the month following the date on which financial statements for the Fiscal Quarter ending ~~September~~ June 30, ~~2022~~ 2023 are required to be delivered pursuant to Section 10.1.2(b)(ii) hereof, the Applicable Margin shall be (i) 7.50% with respect to Term SOFR Loans and (ii) 6.50% with respect to Prime Rate Loans, (b) after the first Business Day of the month following the date on which financial statements for the Fiscal Quarter ending ~~September~~ June 30, ~~2022~~2023 are required to be delivered pursuant to Section 10.1.2(b)(ii) hereof, if Borrowers fail to deliver the financial statements required by Section 10.1.2(b)(ii) hereof, and the related Compliance Certificate required by Section 10.1.2(c) hereof, by the respective date required thereunder after the end of any related Fiscal Quarter, if requested in writing by Agent or Required Lenders, the Applicable Margin shall be the rates corresponding to the Total Leverage Ratio of > ~~3.25x~~3.50x in the foregoing table from the original due date until the date such financial statements and Compliance Certificate are delivered (plus, if requested by Agent or Required Lenders, 2.0% per annum in accordance with Section 3.1.1(c)), and (c) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing.

If, as a result of any restatement of or other adjustment to the financial statements of Obligors and their Subsidiaries, Agent determines that (a) the Total Leverage Ratio as calculated by Borrowers as of any applicable date was inaccurate and (b) a proper calculation of the Total Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, Borrowers shall automatically and retroactively be obligated to pay to Agent, for the benefit of the applicable Lenders, promptly on demand by Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Total Leverage Ratio would have resulted in lower pricing for such period, neither Agent nor any Lender shall have any obligation to repay any interest or fees to Borrowers.

For the avoidance of doubt, it is understood and agreed that the margins for any day prior to the Second Amendment Effective Date shall be determined in accordance with this Agreement as in effect on such day; provided that all Loans outstanding on the Second Amendment Effective Date which are LIBOR Rate Loans (as defined in this Agreement immediately before giving effect to the Second Amendment) shall be permitted to continue as LIBOR Rate Loans for the duration of such LIBOR Rate Loans' respective Interest Periods and, upon expiration of such Interest Periods, such Loans shall be converted to a Term SOFR Loan and/or a Prime Rate Loan pursuant to and in accordance with the terms hereof.

"Approved Fund": any entity owned or Controlled by a Lender or Affiliate or branch of a Lender, if such entity is engaged in making or investing in commercial loans in its ordinary course of activities.

"Asset Disposition": a non-ordinary course sale, lease (as lessor), license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease and, in the case of limited liability companies, an effective transfer of assets by way of a division; provided that any division, plan of division, or disposition of any Equity Interests shall be deemed to be non-ordinary course transactions.

"Assignment": an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.

"Availability": shall have the meaning provided for in the Revolving Loan Agreement.

"Average Availability" means, with respect to any period, the sum of the aggregate amount of Availability for each day in such period (calculated as of the end of each respective day) divided by the number of days in such period.

"Bail-In Action": the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

"Bail-In Legislation": (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"Bank of America": Bank of America, N.A., a national banking association, and its successors and assigns.

"Bank Products": shall have the meaning provided for in the Revolving Loan Agreement.

"Bankruptcy Code": Title 11 of the United States Code.

"Beneficial Ownership Certification": a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to Agent.

"Beneficial Ownership Regulation": 31 C.F.R. §1010.230.

"Benefit Plan": any (a) employee benefit plan (as defined in ERISA) subject to Title I of ERISA, (b) plan (as defined in and subject to Section 4975 of the Code), or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.

"Board of Governors": the Board of Governors of the Federal Reserve System.

"Borrowed Money": with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person.

"Borrower Agent": as defined in Section 4.1.

"Borrower Material Adverse Effect": a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, or properties of the Obligors taken as a whole, (b) the ability of the Obligors taken as a whole to perform their obligations under the loan documentation, (c) the value of the collateral, taken as a whole, or Agent's liens on the collateral or the priority of such liens or (d) the practical realization of the benefits of Agent's and each lender's rights and remedies under the loan documentation, provided, however, that in no event shall any effect, individually or in the aggregate, constitute or be taken into account in determining the occurrence of, a Borrower Material Adverse Effect if such effect relates to, arises out of or results from (i) changes in general economic or business conditions in the United States or elsewhere in the world; (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world; (iii) changes in general, regulatory or political conditions, nationally or internationally, including any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism, including any cyberterrorism or cyber-attack; or (iv) any act of God or force majeure event, including any hurricane, flood, tornado, earthquake, wild fires or other natural disaster, pandemics or other public health emergencies, or changes or proposed changes in applicable Law as a result of a pandemic or other public health emergency.

"Borrower Materials": Borrowing Base Certificates, Compliance Certificates, Notices of Borrowing, Notices of Conversion/Continuation, and other written information, reports, financial statements and other written materials delivered by Obligors under the Loan Documents, as well as Reports and written information provided by Agent to Lenders in connection with the credit facility established by this Agreement.

"Borrowers": as defined in the introductory paragraph hereto.

"Borrowing": Loans made or converted together on the same day, with the same interest option and, if applicable, Interest Period.

"Borrowing Base": shall have the meaning provided for in the Revolving Loan Agreement.

"Borrowing Base Certificate": shall have the meaning provided for in the Revolving Loan Agreement.

"Business Day": any day that is not a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Chicago, Illinois or New York, New York.

"Capital Expenditures": all liabilities incurred or expenditures made by any Person for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year. Capital Expenditures shall exclude: (a) expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, (i) to the extent financed by the proceeds of an insurance policy maintained by such Person and (ii) to the extent such restoration, repair or replacement is permitted pursuant to the terms of this Agreement; and (b) the purchase price paid in respect of (i) any Permitted Acquisition, or (ii) other Acquisitions permitted by this Agreement or that were consummated prior to the Closing Date.

"Capital Lease": any lease required to be capitalized for financial reporting purposes in accordance with GAAP.

"Cash Collateral": cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

"Cash Collateralize": the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to Agent's good faith estimate of the amount that is due or could become due, including all fees and other amounts relating to such Obligations. "Cash Collateralization" has a correlative meaning.

"Cash Equivalents": (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers' acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody's at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody's, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody's or S&P.

"CERCLA": the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

"CFC" has the meaning specified in the definition of "Excluded Subsidiary".

"CFCHC" has the meaning specified in the definition of "Excluded Subsidiary".

"Change in Law": the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that "Change in Law" shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

"Change of Control": the occurrence of any of the following events:

(a)    Parent ceases to directly or indirectly own and control, beneficially and of record, all Equity Interests in all Borrowers;

(b)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Closing Date), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent on a fully diluted basis; or

(c)    a "Change of Control" (or word of similar import) occurs under the Revolving Loan Facility.

"Claims": all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable and documented attorneys' fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) the Fee Letter, any Loans, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto, excluding in each case any Claims arising from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and non-appealable judgment. Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrowers shall only pay in connection with any Claim, the reasonable and documented out-of-pocket or invoiced fees and expenses of one counsel and one local counsel in each applicable jurisdiction (and, in the case of a conflict of interest, where the Indemnitee affected by such conflict notifies Borrower Agent in writing of the existence of such conflict and thereafter retains its own counsel, one additional counsel) for all Indemnities (which may include a single special counsel acting in multiple jurisdictions).

"Closing Date": March 15, 2021.

"Closing Date Refinancing": as defined in Section 6.1(o).

"CME": CME Group Benchmark Administration Limited.

"Code": the Internal Revenue Code of 1986.

"Collateral": all Property described in Section 7.1, all Property described in any Security Documents as security or collateral for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations; provided that the Collateral shall not include any Excluded Property.

"Commitment": for any Lender, its commitment to make the Term Loan under this Agreement. The initial amount of each Lender's commitment to make the Term Loan is set forth in the Schedule 1.1(a) hereto, as hereafter modified pursuant to an Assignment to which it is a party. "Commitments" means the aggregate amount of such Commitments of all Lenders. The Commitments as of the Closing Date shall be equal to $130,000,000.

"Commodity Exchange Act": the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

"Communication": any notice, request, election, representation, certificate, report, disclosure, authorization or other information or statement relating hereto, including any Loan Document or Borrower Materials.

"Compliance Certificate": a certificate, in form of Exhibit B or otherwise in form reasonably satisfactory to Agent, by which Obligors certify compliance with Section 10.3.

"Conforming Changes": with respect to use, administration of or conventions associated with SOFR, Term SOFR or any proposed Successor Rate, as applicable, any conforming changes to the definitions of Prime Rate, SOFR, Term SOFR and Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of Business Day and U.S. Government Securities Business Day, timing of borrowing requests or prepayment, conversion or continuation notices, and length of lookback periods) as may be appropriate, in Agent's discretion, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Agent determines is reasonably necessary in connection with the administration of any Loan Document).

"Connection Income Taxes": Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

"Contingent Obligation": any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation ("primary obligation") of another obligor ("primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; or (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

"Control": possession, directly or indirectly, of the power to direct or cause direction of a Person's management or policies, whether through the ability to exercise voting power, by contract or otherwise.

"Copyright Security Agreement": each copyright security agreement pursuant to which an Obligor grants (or purports to grant) to Agent, for the benefit of Secured Parties, a Lien on and security interest in such Obligor's interests in trademarks, as security for the Obligations.

"Covered Entity": (a) a "covered entity," as defined and interpreted in accordance with 12 C.F.R. §252.82(b); (b) a "covered bank," as defined in and interpreted in accordance with 12 C.F.R. §47.3(b); or (c) a "covered FSI," as defined in and interpreted in accordance with 12 C.F.R. §382.2(b).

"Current Assets": as at any date of determination, the total assets, on a consolidated basis, of the Obligors and their Subsidiaries (other than cash and Cash Equivalents) which may properly be classified as current assets on a consolidated balance sheet of the Obligors and their Subsidiaries in accordance with GAAP.

"Current Liabilities": as at any date of determination, the total liabilities, on a consolidated basis, of the Obligors and their Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Term Loan and the Revolving Loans) on a consolidated balance sheet of the Obligors Parties and their Subsidiaries in accordance with GAAP.

"Daily Simple SOFR": with respect to any applicable determination date, the secured overnight financing rate published on the FRBNY's website (or any successor source satisfactory to Agent).

"Debt": as applied to any Person, without duplication, to the extent included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable incurred in the Ordinary Course of Business); (e) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (f) all guarantees or Contingent Obligations of or by such Person of Debt of others; (g) all Capital Lease obligations of such Person; (h) net Swap Obligations of such Person; (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, bank guarantees or similar instruments; and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances; and (k) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer, unless such Debt is expressly made non-recourse to such Person.

"Declining Lender": has the meaning specified in Section 2.3.7.

"Default": an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

"Default Rate": for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.00% per annum plus the interest rate otherwise applicable thereto.

"Defaulting Lender": any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority's ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender's agreements.

"Deposit Account Control Agreement": a control agreement reasonably satisfactory to Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect or better evidence Agent's Lien on such account.

"Designated Jurisdiction": a country or territory that is the target of a Sanction.

"Disqualified Institution": any date, (i) any Person that is a direct competitor of a Borrower or any of its Subsidiaries, which Person has been designated by the Borrower as a "Disqualified Institution" by written notice to the Agent and the Lenders (including by posting such notice to the Platform) not less than five Business Days prior to such date, and (ii) any reasonably identifiable Affiliate of any Person referred to in the foregoing clause (i) on the basis of its name; provided, (a) a competitor or an Affiliate of a competitor shall not include any Person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (b) "Disqualified Institution" shall not include any Person that any Borrower has designated as no longer being a "Disqualified Institution" by written notice delivered to the Agent from time to time.

"Distribution": any payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind) or purchase, redemption, or other acquisition or retirement for value of any Equity Interest; or any other payment (whether in cash, securities or other property) with respect to any Equity Interests, including but not limited to payments made on account of any stock appreciation rights or restricted stock units with respect to any such Equity Interests.

"Dollars": lawful money of the United States.

"Dominion Account": a special account established by Borrowers at Bank of America or another bank reasonably acceptable to Agent, which is subject at all times to a Deposit Account Control Agreement.

"EBITDA": for any period, the sum of the following determined for Parent and its Subsidiaries on a consolidated basis:

(a)    consolidated net income for such period; plus

(b)    to the extent deducted in determining consolidated net income for such period (other than in respect of clause (b)(xi)), the sum (without duplication) of:

(i)    total interest expense (including amortization, write-down or write off of deferred financing cost and original issue discount), all commissions, discounts and other fees and charges owed with respect to letters of credit, and net costs under Swap Obligations; plus

(ii)    total tax expense for franchise taxes and taxes based on income, profits or capital gains; plus

(iii)    total depreciation expense; plus

(iv)    total amortization expense; plus

(v)    other non-cash charges reducing consolidated net income for such period (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charges in any future period or amortization of a prepaid cash charge or a write-down of accounts or inventory that was, in either case, paid in a prior period); plus

(vi)    reasonable and customary transaction expenses incurred during such period in connection with the Transactions consummated on or prior to the Closing Date and paid within 90 days following the Closing Date in an aggregate amount not to exceed $5,500,000 during the term of this Agreement; plus

(vii)    reasonable and customary transaction expenses (including legal, tax, structuring and other costs and expenses) incurred by the Parent or its Subsidiaries in connection with any Permitted Acquisition or other permitted Investment or debt or equity issuance or any refinancing transactions or amendment or other modification of any debt instrument that are payable to unaffiliated third parties, in each case, incurred for such period solely to the extent (x) attributable to a transaction outside the ordinary course of business permitted by this Agreement and consummated during such period and (y) factually supportable; plus

(viii)    reasonable and customary transaction expenses (including legal, tax, structuring and other costs and expenses), up an aggregate amount not to exceed $1,000,000 during any Fiscal Year, incurred by the Parent or its Subsidiaries in connection with any Permitted Acquisition or other permitted Investment or debt or equity issuance or any refinancing transactions or amendment or other modification of any debt instrument that are payable to unaffiliated third parties, in each case, incurred for such period solely to the extent attributable to a transaction outside the ordinary course of business permitted by this Agreement but which was not consummated; plus

(ix)    unusual, one-time or non-recurring charges and expenses; provided, in no event shall the aggregate amount added to EBITDA under this clause (ix), together with all amounts in such period determined in accordance with clauses (x) and (xi) of this definition, exceed, during any test period, (1) 15% of EBITDA of Parent and its Subsidiaries for any such period during the period from the Closing Date through and including March 31, 2022, and (2) 10% of EBITDA of Parent and its Subsidiaries for any such period ending thereafter (in each case, calculated before giving effect to such addbacks); plus

(x)    non-recurring severance, restructuring, integration or similar charges incurred during such period in respect of restructurings, plant closings, headcount reductions or other similar actions, including relocation costs, business process optimizations, integration costs, signing costs, retention or completion bonuses, employee replacement costs, transition costs, costs related to opening, closure and/or consolidation of facilities, severance charges in respect of employee terminations; provided, in no event shall the aggregate amount added to EBITDA under this clause (x), together with all amounts in such period determined in accordance with clauses (ix) and (xi) of this definition, exceed, during any test period, (1) 15% of EBITDA of Parent and its Subsidiaries for any such period during the period from the Closing Date through and including March 31, 2022, and (2) 10% of EBITDA of Parent and its Subsidiaries for any such period ending thereafter (in each case, calculated before giving effect to such addbacks); plus

(xi)    the amount of "run rate" cost savings, operating expense reductions, operational improvements and synergies projected by the Parent in good faith to result from actions taken during such period in connection with any Permitted Acquisition (but, for the avoidance of doubt, not in connection with the US Footwear Acquisition), investments, Asset Dispositions, other divestitures, operating improvements, restructurings, cost savings initiatives or similar initiatives, in each case to the extent conducted outside the ordinary course of business, to the extent the Borrowers in good faith reasonably expects to realize such "run rate" cost savings, operating expense reductions, operational improvements and synergies within 12 months of the date of such event, it being understood that such "run rate" cost savings, operating expense reductions, operational improvements and synergies shall be added to EBITDA during the entirety of the period for which the Parent expects in good faith to realize such cost savings, operating expense reductions, operational improvements and synergies and that, if "run rate" cost savings, operating expense reductions, operational improvements and synergies are included in any pro forma calculations based on such actions, then on and after the date that is 12 months after the date of such Permitted Acquisition, investments, Asset Dispositions, other divestitures, operating improvements, restructurings, cost savings initiatives or similar initiatives, such pro forma calculations shall no longer give effect to such cost savings to the extent that realization did not actually occur during such 12 month period; provided, (a) such cost savings and synergies shall be calculated net of the amount of actual benefits realized during such period from such actions, (b) such cost savings and synergies are reasonably identifiable, factually supportable and are disclosed to Agent pursuant to a certificate of an Authorized Officer of the Borrower Agent prior to adding to EBITDA, (c) no cost savings or synergies shall be added to EBITDA pursuant to this clause (ix) to the extent duplicative of any expenses or charges relating to such cost savings or synergies that are otherwise included in this definition or in the definition of the term "Pro Forma Basis", and (d) in no event shall the aggregate amount added to EBITDA under this clause (xi), together with all amounts in such period determined in accordance with clauses (ix) and (x) of this definition, exceed, during any test period, (1) 15% of EBITDA of Parent and its Subsidiaries for any such period during the period from the Closing Date through and including March 31, 2022, and (2) 10% of EBITDA of Parent and its Subsidiaries for any such period ending thereafter (in each case, calculated before giving effect to such addbacks); plus

(xii)    where Inventory acquired as part of the US Footwear Acquisition was sold in such period, the amount by which, as a result of purchase accounting principles, the value of such Inventory on the Obligors’ books exceeded the cost to manufacture such Inventory; plus

(xiii)    one-time costs and expenses directly incurred in connection with the start-up of the Reno Distribution Center in an amount not to exceed (i) $975,000 during the fiscal quarter ending December 31, 2021, (ii) $2,100,000 during the fiscal quarter ending March 31, 2022, and (iii) $1,000,000 during the fiscal quarter ending June 30, 2022; ~~minus~~plus

(xiv)    overpayments in cash of tariffs and other custom duties in an amount not to exceed (a) $1,200,000 during the fiscal quarter ending December 31, 2021, (b) $1,700,000 during the fiscal quarter ending March 31, 2022, (c) $1,700,000 during the fiscal quarter ending June 30, 2022, (d) $1,000,000 during the fiscal quarter ending September 30, 2022, and (e) $1,300,000 during the fiscal quarter ending December 31, 2022; minus

(c)    to the extent included in determining consolidated net income for such period (without duplication), the sum of:

(i)    any non-cash charges previously added-back to determine EBITDA pursuant to clause (b)(v) above to the extent that, during such period such non-cash charges have become cash charges; plus

(ii)    any gain from extraordinary items during such period; ~~minus~~plus

(iii)    refunds received in cash during such period from the overpayment of tariffs and other custom duties to the extent such overpayments were previously added-back to determine EBITDA pursuant to clause (b)(xiv) above; minus

(d)    to the extent included in determining consolidated net income for such period, any non-cash income or gains for such period.

For purposes of calculating EBITDA for any period, (a) if during such period Parent or any of its Subsidiaries thereof shall have made a Permitted Acquisition or any other permitted Investment, the EBITDA for such period shall be calculated after giving Pro Forma Effect thereto, giving effect to such adjustments to EBITDA set forth herein that otherwise apply, (b) EBITDA for the fiscal quarter ended March 31, 2020, shall be deemed to be $ 6,594,516, (c) EBITDA for the fiscal quarter ended June 30, 2020, shall be deemed to be $ 5,377,271, (d) EBITDA for the fiscal quarter ended September 30, 2020, shall be deemed to be $ 18,729,845, (e) EBITDA for the fiscal quarter ended December 31, 2020, shall be deemed to be $ 29,867,877, and (f) EBITDA for the fiscal quarter ended March 31, 2021 shall be calculated after giving Pro Forma Effect to the US Footwear Acquisition, giving effect to such adjustments to EBITDA set forth herein that otherwise apply.

"EEA Financial Institution": (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

"EEA Member Country": any of the member states of the European Union, Iceland, Liechtenstein and Norway.

"EEA Resolution Authority": any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Electronic Copy": as defined in Section 14.8.

"Eligible Assignee": (a) a Lender, Affiliate or branch of a Lender or Approved Fund; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment) and Agent; or (c) during an Event of Default, any Person acceptable to Agent in its discretion.

"Enforcement Action": any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.

"Environmental Laws": Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including the Resource Conservation and Recovery Act (42 U.S.C. §§6991-6991i), Clean Water Act (33 U.S.C. §1251 et seq.) and CERCLA.

"Environmental Notice": a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

"Environmental Release": a release as defined in CERCLA or under any other Environmental Law.

"Equity Interest": (a) the interest of any (i) shareholder in a corporation; (ii) partner in a partnership (whether general, limited, limited liability or joint venture); (iii) member in a limited liability company; or (iv) other Person having any other form of equity security or ownership interest; (b) all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); and (c) any stock appreciation rights and restricted stock units.

"ERISA": the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate": any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

"ERISA Event": (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in endangered or critical status; (d) filing of a notice of intent to terminate, treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

"EU Bail-In Legislation Schedule": the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

"Event of Default": as defined in Section 11.

"Excess Cash Flow": determined on a consolidated basis for Obligors and their Subsidiaries, EBITDA, minus (a) cash interest expense and cash taxes paid; (b) the cash portion of Capital Expenditures, including Capital Expenditures consisting of cash payments for Permitted Acquisitions (except those financed with Borrowed Money other than Revolving Loans); (c) scheduled principal payments made on account of the Loans; (d) the excess, if any, of Net Working Capital at the end of the applicable period over Net Working Capital at the beginning of such period (or, if the difference results in an amount less than zero, minus the excess, if any, of Net Working Capital at the beginning of such period over Net Working Capital at the end of such period); and (e) to the extent added back to net income in the determination of EBITDA, the cash portion of items (b)(vii), (b)(viii), (b)(ix), (b)(x) and (b)(xi) of the definition of EBITDA for such period.

"Excess Cash Flow Due Date": shall have the meaning set forth in Section 2.3.4 hereof.

"Excluded Accounts": (a) Deposit Accounts and Securities Accounts held exclusively for payroll, medical expenses and payments, pension and deferred compensation benefits, including any trusts established pursuant thereto, withholding taxes, social security taxes or sales taxes, (b) zero balance disbursement accounts and (c) other Deposit Accounts maintained in the Ordinary Course of Business containing cash amounts that do not exceed at any time $100,000 for any such account and $250,000 in the aggregate for all such accounts under this clause (c).

"Excluded Property": collectively (a) any Property of a CFC or CFCHC or any direct or indirect subsidiary of a CFC; (b) motor vehicles or other assets subject to certificates of title or other registration statutes of the United States, any State or other jurisdiction unless Agent's Lien thereon can be perfected by the filing of a UCC financing statement; (c) any intent-to-use United States trademark application for which neither (i) an amendment to allege use to bring the application into conformity with 15 U.S.C. §1051(c) has been filed with and accepted by the United States Patent and Trademark Office, nor (ii) a verified statement of use under 15 U.S.C. §1051(d) has been filed with and accepted by the United States Patent and Trademark Office; (d) any Borrower's or Guarantor's rights or interests in or under any license, contract or agreement to the extent, but only to the extent that such a grant would, under the terms of such license, contract or agreement, constitute or result in (i) the abandonment, invalidation or unenforceability of any material right, title or interest of such Borrower or Guarantor therein, or (ii) a breach, termination, or a default under such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law (including any bankruptcy or insolvency laws) or principles of equity), provided that (A) immediately upon either (1) an Event of Default under Section 11.1(j) or (2) the ineffectiveness, lapse or termination of any such term, the Collateral shall include, and such Borrower or Guarantor shall be deemed to have granted a security interest as of the Closing Date in, all such rights and interests as if such term had never been in effect, and (B) to the extent that any such lease, license, contract or agreement would otherwise constitute Collateral (but for the provisions of this paragraph), all receivables from each Borrower's or Guarantor's performance under such license, contract or agreement and all proceeds resulting from the sale or disposition by each Borrower or Guarantor of any rights of each Borrower or Guarantor under such license, contract or agreement shall constitute Collateral; (e) Excluded Accounts; and (f) voting Equity Interests of any CFC representing more than 65% of the outstanding voting Equity Interests of such CFC unless Agent (in consultation with Borrower Agent) reasonably determines pledging a greater amount would not result in material adverse tax consequences to Parent and its Subsidiaries; provided that "Excluded Property" shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

"Excluded Subsidiary": collectively (a) each Immaterial Subsidiary and (b) (i) any Subsidiary that is a "controlled foreign corporation" within the meaning of Section 957 of the Code (a "CFC"), (ii) any Subsidiary that owns no material assets other than the Capital Stock or indebtedness of one or more CFCs (a "CFCHC"), (iii) any Subsidiary that owns no material assets other than the Capital Stock or indebtedness of one or more CFCHCs or CFCs and (iv) any direct or indirect Subsidiary of any CFC or CFCHC; provided that, as of the end of the most recently ended Fiscal Quarter, no Excluded Subsidiary, when taken together with all other Excluded Subsidiaries, shall have (a) assets in excess of 20.0% of consolidated total assets or (b) revenues for the period of four consecutive Fiscal Quarters ending on such date in excess of 20.0% of the combined revenues, in each case, of the Parent and its Subsidiaries for such period.

"Excluded Swap Obligation": with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor's guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an "eligible contract participant" as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a hedging agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

"Excluded Taxes": (a) Taxes imposed on or measured by a Recipient's net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) United States Taxes attributable to a Recipient's failure to comply with Section 5.2; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA. In no event shall "Excluded Taxes" include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.2.

"Exclusive Copyright License": any material agreement now or hereafter in existence granting to any Obligor an exclusive right to use, copy, reproduce, distribute, prepare derivative works, display or publish any materials on which a United States Copyright is in existence or may come into existence.

"Extraordinary Expenses": all documented out-of-pocket costs, expenses or advances incurred by Agent during an Event of Default or an Obligor's Insolvency Proceeding, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any creditor(s) of an Obligor or any other Person) in any way relating to any Collateral, Agent's Liens, Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise or enforcement of any rights or remedies of Agent in, or the monitoring by Agent of, any Insolvency Proceeding; (d) settlement or satisfaction by Agent of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action by Agent; (f) negotiation and documentation by Agent of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances by Agent; provided that the fees and expenses of any internal field examination shall be deemed to be out-of-pocket. Such out-of-pocket costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees (limited to one counsel and one local counsel in each applicable jurisdiction and, in the case of a conflict of interest, one additional counsel), appraisal fees, brokers' and auctioneers' fees and commissions, accountants' fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses, in each case, that are incurred by Agent.

"Extraordinary Receipts": shall mean the Net Proceeds received by any Obligor or any of its Subsidiaries not in the Ordinary Course of Business (and not consisting of proceeds from the sale of Inventory), including: (a) proceeds under any insurance policy (including, without limitation, business interruption insurance) on account of damage or destruction of any assets or property of such Obligor or its Subsidiary, provided that so long as no Event of Default has occurred and is continuing, proceeds under business interruption shall not constitute Extraordinary Receipts, (b) proceeds under any representations and warranties insurance policy, (c) condemnation awards (and payments in lieu thereof), (d) indemnity payments and claims under acquisition agreements or purchase price adjustments (other than customary working capital adjustments).

"FATCA": Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

"Federal Funds Rate": for any day, the per annum rate calculated by FRBNY based on such day's federal funds transactions by depository institutions (as determined in such manner as FRBNY shall set forth on its public website from time to time) and published on the next Business Day by FRBNY as the federal funds effective rate; provided, that in no event shall the Federal Funds Rate be less than zero.

"Fee Letter": that certain Amended and Restated Fee Letter dated as of the Second Amendment Effective Date among Parent and Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"First Amendment Effective Date": December 10, 2021.

"Fiscal Quarter": each period of three months, commencing on the first day of a Fiscal Year.

"Fiscal Year": the fiscal year of Parent and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

"Fixed Charge Coverage Ratio": the ratio, determined on a consolidated basis for Parent and its Subsidiaries for the most recently completed four Fiscal Quarter period, of (a) EBITDA minus the sum of (i) Capital Expenditures (except those financed with Borrowed Money other than the Revolving Loans) and (ii) cash income taxes paid, to (b) Fixed Charges.

For the purposes of calculating the Fixed Charge Coverage Ratio (i) during the fiscal quarter ended March 31, 2020, (x) Capital Expenditures shall be deemed to $3,589,000, (y) cash income taxes paid shall be deemed to be $2,875,000, and (z) Fixed Charges shall be deemed to be $4,718,750, (ii) during the fiscal quarter ended June 30, 2020, (x) Capital Expenditures shall be deemed to $2,244,000, (y) cash income taxes paid shall be deemed to be $2,875,000, and (z) Fixed Charges shall be deemed to be $4,718,500, (iii) during the fiscal quarter ended September 30, 2020, (x) Capital Expenditures shall be deemed to $3,554,000, (y) cash income taxes paid shall be deemed to be $2,875,000, and (z) Fixed Charges shall be deemed to be $4,718,500, and (iv) during the fiscal quarter ended December 31, 2020, (x) Capital Expenditures shall be deemed to $3,453,000, (y) cash income taxes paid shall be deemed to be $2,875,000, and (z) Fixed Charges shall be deemed to be $4,718,500.

"Fixed Charges": the sum of (a) interest expense (other than payment-in-kind), (b) scheduled principal payments made on Borrowed Money (excluding for the avoidance of doubt, any mandatory prepayments of the Loans), and (c) Distributions paid in cash by Parent.

"FLSA": the Fair Labor Standards Act of 1938.

"Foreign Lender": any Lender that is not a U.S. Person.

"Foreign Plan": any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

"FRBNY": the Federal Reserve Bank of New York.

"Full Payment": with respect to any Obligations, (a) the full and indefeasible payment thereof (other than inchoate or contingent indemnification obligations as to which no claim has been made or notice given), including any interest, fees and other charges accruing during an Insolvency Proceeding or which would accrue but for the Insolvency Proceeding (in each case, whether or not allowed in the proceeding); and (b) if such Obligations are contingent and either (i) a claim or demand for payment has been made on or prior to such time or (ii) there exist matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys' fees and legal expenses), Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

"GAAP": generally accepted accounting principles in effect in the United States from time to time.

"Governmental Approvals": all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities, including licenses related to Gun and Ammunitions Laws.

"Governmental Authority": any federal, state, provincial, territorial, municipal, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

"Guarantor Payment": as defined in Section 5.3.3.

"Guarantors": each Person that guarantees payment or performance of Obligations.

"Guaranty": each guaranty agreement executed by a Guarantor in favor of Agent.

"Gun and Ammunition Laws": all present and future federal, state, provincial, local and foreign laws, rules, regulations, judgments, orders and ordinances that in any manner regulate the production, sale, import, export, distribution or possession of any firearms, ammunition or related products manufactured, distributed, held for sale or sold by an Obligor.

"Immaterial Subsidiary" shall mean any Subsidiary of the Parent that, as of the end of the most recently ended Fiscal Quarter, does not have, when taken together with all other Immaterial Subsidiaries, (a) assets in excess of 2.5% of consolidated total assets or (b) revenues for the period of four consecutive Fiscal Quarters ending on such date in excess of 2.5% of the combined revenues of the Parent and its Subsidiaries for such period; provided that in no event shall a Borrower or parent company of any Obligor be considered an Immaterial Subsidiary.

"Indemnified Taxes": (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of any obligation of an Obligor under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

"Indemnitees": Agent Indemnitees, Lender Indemnitees and TCW Indemnitees.

"Insolvency Proceeding": any case or proceeding commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, bankruptcy, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

"Intellectual Property": all intellectual property rights of a Person, including intellectual property rights in inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all Licenses and other rights to use any of the foregoing; and all books and records relating to the foregoing.

"Intellectual Property Claim": any claim or assertion (whether in writing, by suit or otherwise) that an Obligor's or Subsidiary's ownership, use, marketing, sale or distribution of any of their Inventory, Equipment, Intellectual Property or other of their Property violates another Person's Intellectual Property.

"Intellectual Property Filing": (i) with respect to any Patent or Trademark, the filing of the applicable Patent Security Agreement or Trademark Security Agreement with the United States Patent and Trademark Office, together with an appropriately completed recordation form, and (ii) with respect to any Copyright or Exclusive Copyright License, the filing of the applicable Copyright Security Agreement with the United States Copyright Office, together with an appropriately completed recordation form.

"Intellectual Property Security Agreement": a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement, as applicable.

"Intercreditor Agreement": that certain Intercreditor Agreement dated as of the date hereof, among the Revolving Loan Agent and Agent, and acknowledged by the Obligors, as the same may be amended, amended and restated, and/or modified from time to time in accordance with the terms thereof and hereof, and any other intercreditor agreement, on substantially the same terms and otherwise reasonably satisfactory to Agent, entered into in connection with a refinancing of the Revolving Loan Agreement and to the extent such refinancing is permitted under this Agreement and the Intercreditor Agreement.

"Interest Period": as to any Term SOFR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, as selected by Borrower Agent pursuant to Section 3.1 hereof (in each case subject to availability); provided that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period, as applicable, and (c) Borrower Agent shall not elect an Interest Period which will end after the Maturity Date.

"Inventory": as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in an Obligor's business (but excluding Equipment).

"Investment": an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person.

"Investment Grade Accounts": Eligible Accounts owing from Account Debtors, which Account Debtor, or any parent thereof, has a credit rating of BBB- or Baa3 or higher as determined by S&P or Moody's, as applicable.

"IP Assignment": a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Agent, as security for any Obligations.

"IRS": the United States Internal Revenue Service.

"Lender Indemnitees": Lenders and their officers, directors, employees, Affiliates, branches, agents, advisors and attorneys in connection with the credit facility and other transactions contemplated by the Loan Documents.

"Lenders": lenders party to this Agreement and any Person who hereafter becomes a "Lender" pursuant to an Assignment, including any Lending Office of the foregoing.

"Lending Office": the office (including any domestic or foreign Affiliate or branch) designated as such by Agent or a Lender by notice to Borrower Agent and, if applicable, Agent.

"Letter of Credit": shall have the meaning provided for in the Revolving Loan Agreement.

"License": any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

"Licensor": any Person from whom an Obligor obtains the right to use any Intellectual Property.

"Lien": an interest in Property securing an obligation or claim, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, assessment right, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

"Lien Waiver": an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and allows Agent to enter the premises and remove, store and dispose of Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent's Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor's Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent's Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

"Loan Documents": this Agreement, Other Agreements and Security Documents.

"Loans": the Term Loan and any Protective Advances.

"Margin Stock": as defined in Regulation U of the Federal Reserve Board of Governors.

"Material Adverse Effect": the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, has or could be reasonably expected to (a) have a material adverse effect on the business, operations, Properties or financial condition of the Obligors and their Subsidiaries, taken as a whole; (b) have a material adverse effect on the value of the Collateral taken as a whole, the enforceability of any of this Agreement or any Loan Document in respect of the Collateral, or the validity or priority of Agent’s Lien on any material Collateral; (c) materially impair the ability of the Obligors taken as a whole to perform their obligations under the Loan Documents, including repayment of any Obligations; or (d) otherwise materially impair the ability of Agent or any Lender to enforce their rights and remedies under the Loan Documents.

"Maturity Date": March 15, 2026.

"Moody's": Moody's Investors Service, Inc. or any successor reasonably acceptable to Agent.

"Mortgage": a mortgage or deed of trust, in form and substance reasonably satisfactory to Agent, in which an Obligor grants a Lien on its Real Estate to Agent, for itself and as agent for the other Secured Parties, as security for the repayment of the Obligations.

"Multiemployer Plan": any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

"Net Proceeds":

(a)    with respect to an Asset Disposition (including any condemnation or expropriation event), proceeds (including, when received, any deferred or escrowed payments) received by an Obligor in cash from such disposition or event, net of (i) reasonable and customary costs, fees and expenses actually incurred in connection therewith, including legal fees, investment banking fees, surveys costs, title insurance premiums and sales commissions, (ii) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent's Liens on Collateral sold, (iii) income, transfer or similar taxes properly attributable to such Asset Disposition, and (iv) reserves for indemnities and contingent liabilities properly attributable to such Asset Disposition, until such reserves are no longer needed;

(b)    with respect to the issuance or incurrence of any Debt by any Obligor, or the issuance by any Obligor of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Obligor in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable and customary fees, commissions and expenses incurred in connection therewith and required to be paid by such Obligor in connection with such issuance or incurrence, including without limitation fees, commissions, and expenses of legal advisors, accounting advisors, financial advisors, investment bankers, and selling advisors, and (ii) transfer or similar taxes properly attributable to such issuance or incurrence; and

(c)    with respect to any Extraordinary Receipts received by any Obligor, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Obligor in connection therewith after deducting therefrom only (i) the amount of any Debt secured by any Permitted Lien on any asset (other than the Obligations) and which is required to be, and is, repaid in connection with such Extraordinary Receipt; (ii) reasonable and customary fees, commissions and expenses incurred in connection therewith and required to be paid by such Obligor or such Subsidiary in connection with such Extraordinary Receipt, including without limitation fees, commissions, and expenses of legal advisors, accounting advisors, financial advisors, investment bankers, and selling advisors; and (iii) transfer or similar taxes properly attributable to such Extraordinary Receipts.

"Net Working Capital": with respect to the Obligors and their Subsidiaries on a consolidated basis, at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination.

"Notice of Borrowing": a request by Borrower Agent for a Borrowing, in form satisfactory to Agent.

"Notice of Conversion/Continuation": a request by Borrower Agent for conversion or continuation of a Loan as a Term SOFR Loan, in the form of Exhibit C or such other form as shall be satisfactory to Agent.

"Obligations": all (a) principal of and premium, if any, on the Loans, (b) interest, expenses, fees, indemnification obligations, Claims and other amounts payable by Obligors under Loan Documents, including interest that accrues following the commencement of an Insolvency Proceeding or which would accrue but for the commencement of such Insolvency Proceeding (whether or not allowed in such proceeding), and (c) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

"Obligor": each Borrower, Guarantor and other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations. For the avoidance of doubt, no Excluded Subsidiary shall be an Obligor.

"OFAC": Office of Foreign Assets Control of the U.S. Treasury Department.

"Ordinary Course of Business": the ordinary course of business of any Obligor or Subsidiary, consistent with Applicable Law and past practices.

"Organic Documents": with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders' agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

"OSHA": the Occupational Safety and Hazard Act of 1970.

"Other Agreement": the Intercreditor Agreement, the Fee Letter, Lien Waiver, Related Real Estate Document, Compliance Certificate, Borrower Material, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

"Other Connection Taxes": Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

"Other Taxes": all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

"Parent": as defined in the introductory paragraph hereto.

"Participant": as defined in Section 13.2.

"Patent Security Agreement": each patent security agreement pursuant to which an Obligor grants (or purports to grant) to Agent, for the benefit of Secured Parties, a Lien on and security interest in such Obligor's interests in its patents and patent applications, as security for the Obligations.

"Patriot Act": the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

"Payment Conditions": with respect to any transaction that references the Payment Conditions:

(a)    no Default or Event of Default has occurred and is continuing or would result from such transaction;

(b)    both immediately before and immediately after giving effect to such transaction, the Total Leverage Ratio calculated on a pro forma basis for the four (4) consecutive Fiscal Quarters ending immediately prior to such transaction, recomputed for the most recently ended month for which financial statements are required to be delivered pursuant to Section 10.1.2 hereof, shall not exceed 0.25 less than the maximum Total Leverage Ratio permitted pursuant to Section 10.3.2 for such Fiscal Quarter (or, solely with respect to dividends in respect of common Equity Interests or repurchase or redemption of Equity Interests, in each case, permitted pursuant to clause (d)(ii) of Section 10.2.4, shall not exceed 2.75:1.0);

(c)    either:

(i)    both (A) Availability is not less than the greater of (x) $18,750,000 and (y) 15% of the Borrowing Base on the date of such transaction and for each of the thirty days immediately preceding such transaction, in each case after giving pro forma effect to such transactions (including the making of any Loans in connection therewith) and (B) the Fixed Charge Coverage Ratio is at least 1.00 to 1.00, both before and after giving pro forma effect to such transaction; or

(ii)    Availability is not less than the greater of (x) $26,250,000 and (y) 20% of the Borrowing Base on the date of such transaction and for each of the thirty days immediately preceding such transaction, in each case after giving pro forma effect to such transactions (including the making of any Loans in connection therewith); and

(d)    Lender shall have received a certificate of a Senior Officer certifying as to compliance with the Payment Conditions and demonstrating (in reasonable detail) the calculations required thereby.

"Payment Item": each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

"Payment Notification": a written notification substantially in the form of Exhibit D.

"PBGC": the Pension Benefit Guaranty Corporation.

"Pension Funding Rules": Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

"Pension Plan": any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

"Permitted Acquisition": any Acquisition as long as all of the following conditions are satisfied:

(a)    Payment Conditions are satisfied;

(b)    the Acquisition is consensual;

(c)    not less than 10 days prior to the consummation of the Acquisition, Agent shall have (i) received an acquisition summary with respect to the Person and/or business or division acquired or to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent twelve (12) month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of such Acquisition (as currently contemplated as of such date and it being understood that such terms may remain under negotiation), and (ii) received the Borrower Agent's projected calculations (in reasonable detail) of Obligors' compliance on a Pro Forma Basis with the requirements set forth in clause (a) above;

(d)    the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States;

(e)    the assets being acquired or the Person whose Equity Interests are being acquired did not have negative EBITDA during the 12-consecutive-month period most recently concluded prior to the date of the proposed Acquisition;

(f)    to the extent the business being acquired or the Person whose Equity Interests are being acquired had EBITDA during the 12-consecutive-month period most recently concluded prior to the date of the proposed Acquisition greater than or equal to $3,000,000, not less than 10 days prior to the consummation of any such Acquisition, Agent shall have received a quality of earnings report, in form and substance reasonably satisfactory to Agent, with respect to the Person whose assets or Equity Interests are being acquired;

(g)    the assets, business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries;

(h)    Borrower Agent deliver to Agent, at least 10 Business Days prior to the Acquisition (or such later date as may be agreed by the Agent), copies of all material agreements relating thereto and a certificate, in form reasonably satisfactory to the Agent, stating that the Acquisition is a "Permitted Acquisition" and demonstrating compliance with the foregoing requirements; and

(i)    the total purchase consideration payable (directly or indirectly) in respect of all Acquisitions (including the proposed Acquisition) shall not exceed $50,000,000 in the aggregate during the term of this Agreement or $20,000,000 in the aggregate during any Fiscal Year.

"Permitted Contingent Obligations": Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) relating to Swaps permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions permitted hereunder; (f) arising under the Loan Documents or the Revolving Loan Documents; (g) in respect of obligations or liabilities of any other Obligor permitted hereunder, arising from the guaranty by one Obligor of Debt otherwise permitted under Section 10.2.1 of another Obligor (provided that if such Debt is unsecured and/or subordinated, then the guaranty thereof must be similarly unsecured and/or subordinated, as applicable, on substantially the same terms as such Debt); or (h) in an aggregate amount of $500,000 or less at any time.

"Permitted Debt": as defined in Section 10.2.1.

"Permitted Discretion": a determination made in good faith, using reasonable business judgment (from the perspective of a secured, term loan lender).

"Permitted Lien": as defined in Section 10.2.2.

"Permitted Purchase Money Debt": Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $5,000,000 at any time.

"Person": any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity of any kind.

"Plan": any Benefit Plan maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

"Platform": as defined in Section 14.3.3.

"Pledge Agreement": the Pledge Agreement dated as of the date hereof by Obligors in favor of Agent on behalf of the Lenders granting a security interest in the Equity Interests owned by Obligors (as amended, restated, extended, supplemented or otherwise modified in writing from time to time).

"Prepayment Amount": has the meaning specified in Section 2.3.7.

"Prepayment Date": has the meaning specified in Section 2.3.7.

"Prime Rate": for any period, the greatest of (a) 2.00% per annum, (b) the Federal Funds Rate plus 0.50% per annum, and (c) Term SOFR for a one month interest period as of such day, plus ~~1.0~~2.0%, without giving effect to any minimum floor rate specified in the definition of Term SOFR .

"Prime Rate Loans": shall mean the Loans which accrue interest by reference to the Prime Rate, in accordance with the terms of this Agreement.

"Pro Forma Basis" or "Pro Forma Effect" shall mean, in connection with any calculation of compliance with any financial term, the calculation thereof after giving effect on a pro forma basis to (w) the incurrence of any Debt (other than Loans, except to the extent same is incurred to refinance other outstanding Debt or to finance a Permitted Acquisition) after the first day of the relevant test period (or, if no test period has ended as of such time, for the period of four consecutive Fiscal Quarters of the Parent then most recently ended for which financial statements have been delivered) as if such Debt had been incurred (and the proceeds thereof applied) on the first day of the relevant test period (or, if no test period has ended as of such time, for the period of four consecutive Fiscal Quarters of the Parent then most recently ended for which financial statements have been delivered), (x) the permanent repayment of any Debt (other than Loans except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant test period (or, if no test period has ended as of such time, for the period of four consecutive Fiscal Quarters of the Parent then most recently ended for which financial statements have been delivered) as if such Debt had been retired or redeemed on the first day of the relevant test period (or, if no test period has ended as of such time, for the period of four consecutive Fiscal Quarters of the Parent then most recently ended for which financial statements have been delivered), (y) any disposition of assets constituting a business, division, product line, manufacturing facility or distribution facility of any Subsidiary of the Parent or of the Equity Interests of any Subsidiary of the Parent and/or (z) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the test period most recently ended prior to the date of any such Permitted Acquisition (or, if no test period has ended as of such time, for the period of four consecutive Fiscal Quarters of the Parent then most recently ended for which financial statements have been delivered) and on or prior to the date of the Permitted Acquisition then being effected, as the case may be, with the following rules to apply in connection therewith:

"Pro Rata": with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Commitments are outstanding, by dividing the amount of such Lender's Commitment by the aggregate amount of all Commitments; and (b) at any other time, by dividing the amount of such Lender's Loans by the aggregate amount of all outstanding Loans.

"Properly Contested": with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor's liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not be reasonably expected to have a Material Adverse Effect; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

"Property": any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

"Protective Advances": as defined in Section 2.1.1.

"PTE": a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.

"Purchase Agreement": the Purchase Agreement, dated as of January 24, 2021, among Honeywell Safety Products USA, Inc., North Safety Products Limited, Honeywell Safety Products (UK) Limited, North Safety De Mexicali S De R.I. De C.V., Honeywell (China) Co. Ltd., and Parent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

"Purchase Money Debt": (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed or capital assets; (b) Debt (other than the Obligations) incurred within 30 days before or after acquisition of any fixed or capital assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases in principal amount other than in respect of accrued interest and fees and expenses in connection with a refinancing) of any of the foregoing.

"Purchase Money Lien": a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

"Purchased Assets": all of the issued and outstanding shares of Equity Interests of Target and the other Acquired Companies, together with the Additional Acquired Assets and other assets in each case as provided in the Purchase Agreement.

"Qualified ECP": an Obligor with total assets exceeding $10,000,000, or that constitutes an "eligible contract participant" under the Commodity Exchange Act and can cause another Person to qualify as an "eligible contract participant" under Section 1a(18)(A)(v)(II) of such act.

"Real Estate": all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

"Recipient": Agent any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

"Recordable Intellectual Property": (i) any Patent issued or applied for issuance with the United States Patent and Trademark Office, (ii) any Trademark registered or applied for registration with the United States Patent and Trademark Office, (iii) any Copyright registered or applied for registration with the United States Copyright Office, and (iv) any Exclusive Copyright License.

"Refinancing Conditions": (a) for Refinancing Debt (other than with respect to the extending, renewing or refinancing of Debt arising under the Revolving Loan Facility): (i) no Default or Event of Default exists upon giving effect to the Refinancing Debt and such Debt, when compared to the Debt being extended, renewed or refinanced, (ii) does not have a greater principal amount (except for an increase in an aggregate principal amount resulting solely from the amount of any fees, premiums or expenses payable in connection therewith and, without duplication, accrued and unpaid interest thereon and any capitalized or payment-in-kind interest) or interest rate, earlier final maturity or shorter weighted average life, (iii) is subordinated to the Obligations to at least the same extent, (iv) has representations, covenants, defaults and other terms, taken as a whole, not materially less favorable to Borrowers, and (v) has no additional obligor, guarantor, Lien, or other recourse to any Person or Property, and (b) for Refinancing Debt that is extending, renewing or refinancing Debt arising under the Revolving Loan Facility, such Debt is extended, renewed or refinanced in accordance with and to the extent permitted by the terms and provisions of the Intercreditor Agreement.

"Refinancing Debt": Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).

"Related Real Estate Documents": with respect to any fee owned Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Agent: (a) a loan policy of title insurance that insures the validity and priority of such Mortgage for the benefit of Agent, issued by Chicago Title Insurance Company (or another insurer acceptable to Agent), the premiums of which must be fully paid on such effective date and which will be for an insured amount reasonably satisfactory to Agent; (b) a survey of such Real Estate, in form and substance reasonably satisfactory to Agent, certified by Concord Engineering & Consulting (or another licensed surveyor acceptable to Agent); (c) a life-of-loan flood hazard determination and, if an improved portion of the Real Estate is located in a special flood hazard area, an acknowledged notice to Borrower Agent and a flood insurance policy, issued by an insurer reasonably acceptable to Agent; (d) if requested by Agent, an appraisal complying with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, by a third-party appraiser acceptable to Agent, and in form and substance satisfactory to Required Lenders; (e) upon the reasonable request of Agent, Phase I environmental assessments ("Phase Is"), prepared by environmental engineers reasonably acceptable to Agent, (f) such other reports, certificates, studies or data as Agent may reasonably require, all in form and substance satisfactory to Agent; and (g) such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate.

"Relevant Governmental Body": the Federal Reserve Board and/or FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or FRBNY.

"Reno Distribution Center": means that certain distribution center located at 425 E. Sydney Suite 110, McCarren, NV 89434, containing approximately 350,000 square feet of working space, pursuant to that certain lease agreement between Gonsalves & Santucci, Inc. and Rocky Brands US, LLC dated as of May 25, 2021.

"Report": as defined in Section 12.2.3.

"Reportable Event": any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

"Required Lenders": Lenders holding at least 51% of the sum of the outstanding principal balance of the Term Loan.

"Resolution Authority": an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Reserve Percentage": on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

"Restrictive Agreement": an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay the Obligations, to grant Liens on any assets to secure the Obligations, to declare or make Distributions to a Borrower, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

"Revolver Usage": shall have the meaning provided for in the Revolving Loan Agreement.

"Revolving Loan Agent": Bank of America, in its capacity as administrative agent under the Revolving Loan Facility, and its successors and assigns, or any other Person designated as agent pursuant to the Revolving Loan Facility.

"Revolving Loan Agreement": that certain ABL Loan and Security Agreement dated as of the date hereof by and among Revolving Loan Agent, the Revolving Loan Lenders, Parent and the other Obligors, as amended, restated, replaced or otherwise modified from time to time in accordance with the Intercreditor Agreement.

"Revolving Loan Commitments": "Commitments" as defined in the Revolving Loan Agreement.

"Revolving Loan Documents": "ABL Documents" as defined in the Intercreditor Agreement.

"Revolving Loan Facility": (i) the Revolving Loan Agreement and (ii) any other credit agreement, debt facility, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Debt or other financial accommodation that has been incurred to increase, extend (subject to the limitations set forth herein and in the Intercreditor Agreement), replace or refinance in whole or in part the Debt and other obligations outstanding under (x) the Revolving Loan Agreement or (y) any subsequent credit agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a Revolving Loan Facility hereunder, in any case, in accordance with the Intercreditor Agreement. Any reference to the Revolving Loan Facility hereunder shall be deemed a reference to any Revolving Loan Facility then in existence.

"Revolving Loan Lenders": the financial institutions from time to time party to the Revolving Loan Agreement as lenders.

"Revolving Loan Obligations": "Obligations" (or any such similar term) (as defined in the Revolving Loan Agreement).

"Revolving Loans": shall mean "Loans" as defined in the Revolving Loan Agreement.

"S&P": Standard & Poor's Financial Services LLC, a subsidiary of S&P Global Inc., or any successor reasonably acceptable to Agent.

"Sanction": any sanction administered or enforced by the U.S. government (including OFAC), the United Nations Security Council, the European Union, the U.K. government or any other Governmental Authority with jurisdiction over any Obligor or any of their respect Subsidiaries or Affiliates.

"Scheduled Unavailability Date": as defined in Section 3.5.2.

"Second Amendment Effective Date": June 8, 2022.

"SEC": the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions or exercising similar functions.

"Secured Parties": Agent and Lenders.

"Security Documents": the Guaranties, any Mortgage, the Pledge Agreement, IP Assignments, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

"Senior Officer": the chairman of the board, president, chief executive officer or chief financial officer of Parent.

"SOFR": the secured overnight financing rate as administered by FRBNY (or a successor administrator).

"SOFR Adjustment": (a) with respect to Daily Simple SOFR, 0.10%, and (b) with respect to Term SOFR, (i) 0.10% for a one month Interest Period, (ii) 0.15% for a three month Interest Period and (iii) 0.25% for a six month Interest Period.

"Solvent": as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. "Fair salable value" means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

"Specified Obligor": an Obligor that is not then an "eligible contract participant" under the Commodity Exchange Act (determined prior to giving effect to Section 5.3).

"Subordinated Debt": Debt incurred by an Obligor that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent (for the avoidance of doubt, it is understood and agreed that the Revolving Loan Obligations shall not constitute Subordinated Debt).

"Subsidiary": any entity more than 50% of whose voting securities or Equity Interests is owned by an Obligor or combination of Obligors (including indirect ownership through other entities in which an Obligor directly or indirectly owns more than 50% of the voting securities or Equity Interests).

"Successor Rate": as defined in Section 3.5.2.

"Swap": as defined in Section 1a(47) of the Commodity Exchange Act.

"Swap Obligations": obligations under an agreement relating to a Swap.

"Target": US Footwear Holdings LLC, a Delaware limited liability company.

"Taxes": all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"TCW": TCW Asset Management Company LLC and its officers, directors, employees, Affiliates, agents and attorneys.

"TCW Indemnitees": TCW and its officers, directors, employees, Affiliates, branches, agents, advisors, and attorneys in connection with the credit facilities and other transactions contemplated by this Agreement.

"Term Loan": shall have the meaning set forth in clause (a) of Section 2.1.1 hereof.

"Term Loan Commitment Percentage": as to any Lender, (i) on the Closing Date, the percentage set forth opposite such Lender's name on Schedule 1.1 hereto under the column "Term Loan Commitment Percentage" (if such Lender's name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero) and (ii) on any date following the Closing Date, the percentage equal to the principal amount of the Term Loan held by such Lender on such date divided by the aggregate principal amount of Term Loan on such date.

"Term Loan Priority Collateral": has the meaning assigned to such term in the Intercreditor Agreement (it being understood and agreed that any time the Revolving Loan Facility is not in effect, the term "Term Loan Priority Collateral" shall mean all Collateral).

"Term Priority Collateral Account": the "Term Priority Collateral Account" as defined in the Intercreditor Agreement.

"Term SOFR": (a) for any Interest Period relating to a Term SOFR Loan, a per annum rate equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such Interest Period, with a term equivalent to such Interest Period (or if such rate is not published prior to 11:00 a.m. on the determination date, the applicable Term SOFR Screen Rate on the U.S. Government Securities Business Day immediately preceding such date), plus the SOFR Adjustment for such Interest Period; and (b) for any Interest Period relating to a Prime Rate Loan on any day, a per annum rate equal to the Term SOFR Screen Rate with a term of one month commencing that day; provided, that in no event shall Term SOFR be less than ~~1.0~~2.0% .

"Term SOFR Loan": a Loan that bears interest based on clause (a) of the definition of Term SOFR.

"Term SOFR Replacement Date": as defined in Section 3.5.2.

"Term SOFR Screen Rate": the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time).

"Third Amendment Effective Date": November 2, 2022.

"Total Debt": as of any date of determination, all Borrowed Money of the Obligors and their Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of such date; provided that for purposes of determining Total Debt, as of any date of determination, Debt under the Revolving Loan Agreement shall be deemed to be the average daily amount of such Debt for the 365-day period immediately preceding such date; provided further that, prior to the one year anniversary of the Closing Date, such average daily amount shall be calculated over the period commencing on the Closing Date and ending on such date of determination.

"Total Leverage Ratio": as of any date of determination, the ratio of (a) Total Debt on such date to (b) EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date.

"Trademark Security Agreement": each trademark security agreement pursuant to which an Obligor grants (or purports to grant) to Agent, for the benefit of Secured Parties, a Lien on and security interest in such Obligor's interests in trademarks, as security for the Obligations.

"Transactions": collectively, (a) the consummation of the US Footwear Acquisition and other transactions contemplated by the Purchase Agreement, (b) the execution, delivery and performance by the Obligors of the Loan Documents, (c) the execution, delivery and performance of the Revolving Loan Documents and (d) the Closing Date Refinancing.

"Transferee": any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

"Trigger Period (Dominion)": shall have the meaning provided for in the Revolving Loan Agreement.

"UCC": the Uniform Commercial Code as in effect from time to time in the relevant U.S. jurisdiction.

"UK Financial Institution": any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

"UK Resolution Authority": the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

"US Footwear Acquisition": the purchase of the Purchased Assets by Parent and certain of its Subsidiaries pursuant to the Purchase Agreement.

"U.S. Government Securities Business Day": any Business Day, except any day on which the Securities Industry and Financial Markets Association, New York Stock Exchange or FRBNY is not open for business because the day is a legal holiday under New York law or U.S. federal law.

"U.S. Person": "United States Person" as defined in Section 7701(a)(30) of the Code.

"U.S. Tax Compliance Certificate": as defined in Section 5.9.2(b)(iii).

"Write-Down and Conversion Powers": (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2.    Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Parent and its Subsidiaries delivered to Agent before the Closing Date and using the same inventory valuation method and lease accounting treatment as used in such financial statements; provided, that Parent may adopt a change required or permitted by GAAP after the Closing Date as long as Parents' certified public accountants concur in such change, it is disclosed to Agent and the Loan Documents are amended in a manner reasonably satisfactory to Required Lenders to address the change. Upon request by Agent or Required Lenders, Borrowers' financial statements and Borrower Materials shall set forth a reconciliation between calculations made before and after giving effect to any change in GAAP.

1.3.    Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect from time to time in the relevant jurisdiction: "Account," "Account Debtor," "Chattel Paper," "Commercial Tort Claim," "Deposit Account," "Document", "Equipment," "General Intangibles", "Goods," "Instrument," "Investment Property," "Letter-of-Credit Right," "Securities Account" and "Supporting Obligation."

1.4.    Certain Matters of Construction. The rules of construction and interpretation included in this Section apply to all Loan Documents. The terms "herein," "hereof," "hereunder" and other words of similar import refer to the applicable document as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, "from" means "from and including," and "to" and "until" each mean "to but excluding." The terms "including" and "include" shall mean "including, without limitation" the rule of ejusdem generis shall not apply to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of a Loan Document. Reference to any (a) law includes all related regulations, interpretations, supplements, amendments and successor provisions; (b) document, instrument or agreement includes any amendment, extension, supplement, waiver, replacement and other modification thereto (to the extent permitted by the Loan Documents); (c) section means, unless the context otherwise requires, a section of the applicable document; (d) exhibit or schedule means, unless the context otherwise requires, an exhibit or schedule to the applicable document, which is thereby incorporated by reference; (e) Person includes its permitted successors and assigns; or (f) time of day means the time at Agent's notice address under Section 14.3.1. No provision of a Loan Document shall be construed against a party by reason of it having, or being deemed to have, drafted the provision. Reference to an Obligor's "knowledge" or similar concept means actual knowledge of a Senior Officer.

1.5.    LLC Divisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document, any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 2.	CREDIT FACILITIES

2.1.    Term Loan Commitments.

2.1.1.    Term Loan Amount.

(a)    On the terms and subject to the conditions set forth herein, the Lenders hereby agree to make to Parent on the Closing Date a term loan in an original principal amount equal to $130,000,000 (the "Term Loan"). Each Lender's obligation to fund the Term Loan shall be limited to such Lender's Term Loan Commitment Percentage of the Term Loan, and no Lender shall have any obligation to fund any portion of the Term Loan required to be funded by any other Lender, but not so funded, and no Lender shall be relieved of its obligation to fund the Term Loan because another Lender has failed to fund. Borrowers shall not have any right to reborrow any portion of the Term Loan which is repaid or prepaid from time to time. The Commitments of the Lenders to make the Term Loan shall expire concurrently with the making of the Term Loan on the Closing Date.

(b)    [Reserved].

(c)    Borrower Agent shall deliver to Agent a Notice of Borrowing, not later than 11:00 a.m. (Chicago time) at least one (1) Business Day prior to the Closing Date. Such Notice of Borrowing shall be irrevocable and shall specify (x) the principal amount of the proposed Loan, (y) whether the proposed Loan is requested to be a Prime Rate Loan or a Term SOFR Loan and, in the case of a Term SOFR Loan, the initial Interest Period with respect thereto, and (z) wire instructions for the account to which funds to Borrower Agent should be deposited. Agent and the Lenders may act without liability upon the basis of written notice believed by Agent in good faith to be from Borrower Agent. Each Borrower hereby waives the right to dispute Agent's record of the terms of any such Notice of Borrowing absent manifest error. Agent and each Lender shall be entitled to rely conclusively on Borrower Agent's authority to request a Loan until Agent receives written notice to the contrary. Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(d)    The Loans under this Agreement shall be made by the Lenders, to the account specified by Agent, no later than 2:00 p.m. (Chicago time) on the borrowing date of the proposed Loan, simultaneously and proportionately to their Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender. Promptly upon receipt of all funds requested in the Notice of Borrowing, Agent will make the proceeds of such Loans available to Parent by causing an amount, in immediately available funds, equal to the proceeds of the Loans received by Agent to the account provided by Borrower Agent in the Notice of Borrowing for such purpose.

(e)    Agent is hereby authorized by the Obligors and Lenders, at any time during the existence of an Event of Default, regardless of (i) whether any of the other applicable conditions precedent have not been satisfied or the Commitments have been terminated for any reason, or (ii) any other contrary provision of this Agreement, to make the Loans to Borrowers on behalf of Lenders (the "Protective Advances"), which Agent, in its reasonable business judgment, deems necessary or desirable (a) up to an aggregate amount of 10% of the original principal amount of the Term Loan, to preserve or protect the Collateral, or any portion thereof, or to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (b) to pay any other amount chargeable to the Obligors pursuant to the terms of this Agreement, including interest, costs, fees and expenses. Lenders holding the Loans shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective pro rata share of the outstanding Loans. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this clause (e) of Section 2.1.1, any such Protective Advances funded by Agent shall be deemed to be the Loans made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding the Loans. Protective Advances shall be repayable on demand, secured by the Collateral in all respects, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Loans that are Prime Rate Loans. Without limiting the foregoing, subject to Section 10.2.8 of the Revolving Loan Agreement (as in effect on the date hereof), Borrowers may from time to time, voluntarily prepay Protective Advances in whole or in part in accordance with the terms of Section 2.1.3 hereof.

2.1.2.    Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loans.

2.1.3.    Scheduled Term Loan Payments. The principal amount of the Term Loan shall be paid in installments (all such installment payments, collectively, the "Scheduled Term Loan Installment Payments") on the last day of each calendar quarter, commencing with the calendar quarter ending June 30, 2021, in an amount equal to 0.625% times the original principal amount of the Term Loan, as adjusted in accordance with Section 2.3.5 hereof. Notwithstanding the foregoing, (i) if the last day of any calendar quarter does not fall on a Business Day, payments with respect to such calendar quarter shall be made on the preceding Business Day and (ii) the outstanding principal amount of the Term Loan, together with all accrued and unpaid interest thereon and all other Obligations accrued and unpaid, shall be due and payable on the Maturity Date. Notwithstanding the foregoing, the Loans shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement in accordance with its terms.

2.1.4.    Optional Prepayments. Subject to Section 10.2.8 of the Revolving Loan Agreement (as in effect on the date hereof), Borrowers may from time to time, subject to the Fee Letter, by 11:00 a.m. (Chicago time) with at least ten (10) day's written notice to Agent specifying the date and amount of such prepayment, prepay the Loans in whole or in part; provided that any such partial prepayment shall be in an amount equal to $250,000 or a higher integral multiple of $50,000. All such prepayments shall be applied in accordance with Section 2.3.5 hereof.

2.2.    General Provisions Regarding Payment. All payments to be made by Borrowers under any Loan Document, including payments of principal and interest and all fees, expenses, indemnities and reimbursements, shall be made without set off or counterclaim, in lawful money of the United States of America and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day except with respect to payments of principal. Borrowers shall make all payments in immediately available funds to the account of the Agent as designated from time to time for receipt of such funds before 1:00 p.m. (Chicago time) on the date when due; provided that all payments received by Agent after 1:00 p.m. (Chicago time) on any Business Day may (in Agent's discretion) be credited as if received on the next succeeding Business Day. Any optional or mandatory prepayment of the Term Loan shall be accompanied by timely delivery to Agent of an appropriately completed Payment Notification, as provided in Section 2.3.6 hereof. In the absence of receipt by Agent of an appropriately completed Payment Notification on or prior to such prepayment, each Borrower and each Lender hereby fully authorizes and directs Agent, notwithstanding any contrary application provisions contained herein, to apply payments and/or prepayments received from any Borrower against the outstanding Term Loan in accordance with the provisions of Section 2.3.5 hereof; provided that if Agent at any time determines that payments received by Agent were in respect of a mandatory prepayment event, Agent shall apply such payments in accordance with the provisions of Section 2.3.5 hereof, and shall be fully authorized by each Borrower and each Lender to make any corresponding Register reversals in respect thereof.

2.3.    Mandatory Prepayments; Voluntary Commitment Reductions and Prepayments.

2.3.1.    Subject to Sections 10.2.6 and 10.2.9 hereof, the provisions of the Intercreditor Agreement and the Fee Letter, upon the receipt by any Obligor of Net Proceeds of any Asset Disposition consisting of Term Priority Collateral (excluding Net Proceeds from Asset Dispositions permitted pursuant to clauses (a), (b), (c), (d), (e) or (f) of Section 10.2.6) in an aggregate amount equal to or in excess of $500,000 in any Fiscal Year, Borrowers shall prepay the Loans in an amount equal to the Net Proceeds of such Asset Disposition promptly, but in no event more than five (5) Business Days following the receipt thereof, and until the date of payment, such proceeds shall be held in trust for Agent; provided that so long as (A) no Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrowers shall have given Agent written notice of Borrowers' intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of such Obligor, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) such Obligor completes, or commits to, such replacement, purchase, or construction within 180 after the initial receipt of such monies (and if commits to such replacement, purchase, or construction within 180 after the initial receipt of such monies, completes such replacement, purchase, or construction within 360 after the initial receipt of such monies), then the Obligor whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.3.5 hereof. Such prepayments shall be applied to the Loans in accordance with Section 2.3.5 hereof. The foregoing shall not be deemed to be implied consent to any Asset Disposition otherwise prohibited by the terms and conditions hereof.

2.3.2.    Subject to the provisions of the Intercreditor Agreement and the Fee Letter, upon the receipt by any Obligor of any Extraordinary Receipts which constitute Term Priority Collateral, Borrowers shall prepay the Loans in an amount equal to the amount of such Extraordinary Receipts promptly, but in no event more than five (5) Business Day following the receipt thereof, and until the date of payment, such proceeds shall be held in trust for Agent; provided that to the extent any such Extraordinary Receipts constitute Term Priority Collateral consisting of insurance proceeds from one or more policies covering, or proceeds from any condemnation in respect of, Term Priority Collateral, so long as (A) no Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrowers shall have given Agent written notice of Borrowers' intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such Extraordinary Receipts or the cost of purchase or construction of other assets useful in the business of such Obligor, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) such Obligor completes, or commits to, such replacement, purchase, or construction within 180 after the initial receipt of such monies (and if commits to such replacement, purchase, or construction within 180 after the initial receipt of such monies, completes such replacement, purchase, or construction within 360 after the initial receipt of such monies), then the Obligor whose received such Extraordinary Receipts shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such Extraordinary Receipts unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.3.5 hereof. Such prepayments shall be applied to the Loans in the manner described in Section 2.3.5 hereof.

2.3.3.    Subject to Section 10.2.1 hereof, the provisions of the Intercreditor Agreement and the Fee Letter, upon the receipt by any Obligor of the Net Proceeds from the issuance or sale of any Debt (other than Net Proceeds from the issuance or sale of Permitted Debt), Borrowers shall prepay the Loans in an amount equal to 100% of such Net Proceeds, promptly, but in no event more than one (1) Business Day following the receipt thereof, and until the date of payment, such proceeds shall be held in trust for Agent. Such prepayments shall be applied to the Loans in accordance with Section 2.3.5 hereof. The foregoing shall not be deemed to be implied consent to any issuance or sale of any Debt or any Equity Interests otherwise prohibited by the terms and conditions hereof.

2.3.4.    Subject to the provisions of the Intercreditor Agreement and the Fee Letter, on or before the date that is ten (10) Business Days following the date on which audited financial statements are required to be delivered pursuant to clause (a) of Section 10.1.2 hereof (the "Excess Cash Flow Due Date"), beginning with respect to the Fiscal Year ending December 31, 2021 and for each Fiscal Year thereafter, (x) if such financial statements demonstrate that the Total Leverage Ratio of the Obligors and their Subsidiaries as of the end of such Fiscal Year was greater than 2.50:1.0, Borrowers shall prepay the Loans in an amount equal to (1) 50% of Excess Cash Flow for such Fiscal Year, minus (2) voluntary prepayments of the Term Loans to the extent made during the applicable Fiscal Year of measurement (such amount not to be less than zero), (y) if such financial statements demonstrate that the Total Leverage Ratio of the Obligors and their Subsidiaries as of the end of such Fiscal Year was greater than 2.00:1.0 but less than or equal to 2.50:1.0, Borrowers shall prepay the Loans in an amount equal to (1) 25% of Excess Cash Flow for such Fiscal Year, minus (2) voluntary prepayments of the Term Loans to the extent made during the applicable Fiscal Year of measurement (such amount not to be less than zero), and (z) if such financial statements demonstrate that the Total Leverage Ratio of the Obligors and their Subsidiaries as of the end of such Fiscal Year was 2.00:1.0 or less, then no prepayment shall be required; provided that in the case of the Fiscal Year ending December 31, 2021, Borrowers shall only be obligated to prepay the Loans in an amount equal to the applicable percentage of the Excess Cash Flow of the Obligors and their Subsidiaries for the period commencing with the Closing Date and ending on December 31, 2021; provided further that, in the event Borrowers are unable to make any mandatory prepayment described in this Section 2.3.4 on any Excess Cash Flow Due Date due the failure to satisfy the conditions in Section 10.2.8 of the Revolving Loan Agreement (as in effect on the date hereof) on such date, then Borrowers shall not be obligated to make such prepayment until, and shall make such prepayment on, the first date thereafter on which, before and after giving pro forma effect to such prepayment, Availability (as defined in the Revolving Loan Agreement on the date hereof) is greater than or equal to 10% of the Borrowing Base at such time. Such prepayments shall be applied to the Loans in accordance with Section 2.3.5 hereof.

2.3.5.    Any prepayment of a Term SOFR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 3.1.2 hereof. All prepayments of the Loans shall be applied first to that portion of the Loans comprised of Prime Rate Loans and then to that portion of the Loans comprised of Term SOFR Loans, in direct order of Interest Period maturities. Subject to the provisions of the Intercreditor Agreement and the Fee Letter, all prepayments under Section 2.1.3 hereof and this Section 2.3 shall be applied, first, to the outstanding principal amount of Protective Advances, if any, and, second, (a) with respect to prepayments under Section 2.1.3 hereof, as directed by Borrower Agent and (b) with respect to prepayments under this Section 2.3, to the remaining installments of principal of the Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

2.3.6.    Borrowing Agent shall deliver to Agent an appropriately completed Payment Notification by 11:00 a.m. (Chicago time) at least one Business Day prior to the date of payment of each mandatory prepayment pursuant to this Section 2.3 (other than Section 2.3.4) and each optional prepayment pursuant to Section 2.1(c) and Agent shall promptly notify each Lender of such notice.

2.3.7.    With respect to any prepayment of the Loans pursuant to Section 2.3.4, any Lender, at its option, may elect not to accept such prepayment. Borrower Agent shall notify the Agent in writing of the amount of the prepayment that is available to prepay the Loans pursuant to such section (the "Prepayment Amount") not later than five (5) Business Days prior to the date on which such prepayment is required to be made (the "Prepayment Date"). The Agent shall notify the Lenders of the Prepayment Amount and the Prepayment Date. Each such notice shall specify a reasonably detailed calculation of the amount of the Prepayment Amount. Any Lender declining such prepayment (a "Declining Lender") shall give written notice to the Agent by 11:00 a.m. (Chicago time) on the date that is four (4) Business Days prior to the Prepayment Date, and the Agent shall promptly notify Borrower Agent and the Accepting Lenders (as defined below) of the amount of prepayments remaining after giving effect to proceeds accepted (or deemed accepted) by Accepting Lenders. If any Lender does not give a notice by such time that it is a Declining Lender, then it will be deemed to have accepted its pro rata share of such prepayment (such Lenders being the "Accepting Lenders"). On the Prepayment Date, the Agent shall apply an amount equal to that portion of the Prepayment Amount accepted by the Accepting Lenders to prepay the Loans owing to such Accepting Lenders ratably in accordance with their acceptances as set forth above to prepay Loans owing to such Accepting Lenders in the manner described in Section 2.3.5 for such prepayment. Any amounts that would otherwise have been applied to prepay Loans owing to Declining Lenders shall instead be retained by Borrowers.

2.4.    Allocation of Payments After Event of Default. Subject to the Intercreditor Agreement, notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations, or in respect of the Collateral may, at Agent's discretion, and shall, at the direction of the Required Lenders, be paid over or delivered as follows:

(a)    first, to the payment of all costs and expenses (including reasonable attorneys' fees) of Agent to the extent owing under this Agreement or any of the other Loan Documents in connection with enforcing its rights and the rights of Lenders under this Agreement and the Loan Documents, and any Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

(b)    second, to payment of any fees owed to Agent;

(c)    third, to the payment of all costs and expenses (including reasonable attorneys' fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

(d)    fourth, to the payment of all Obligations arising under this Agreement and the Loan Documents consisting of accrued fees and interest;

(e)    fifth, to the payment of the outstanding principal amount of the Obligations;

(f)    sixth, to all other Obligations arising under this Agreement, under the Loan Documents or otherwise which shall have become due and payable and not repaid pursuant to clauses "first" through "fifth" above; and

(g)    seventh, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses "fourth", "fifth", "sixth" and "seventh" above.

2.5.    Use of Proceeds. The proceeds of Loans shall be used by Borrowers solely (a) to pay a portion of the cash consideration payable in connection with the consummation of the US Footwear Acquisition; (b) to consummate the Closing Date Refinancing; (c) to pay fees and transaction expenses associated with the closing of this credit facility and the Revolving Loan Facility; (d) to pay Obligations in accordance with this Agreement; and (e) for lawful corporate purposes of Borrowers, including working capital. Borrowers shall not, directly or indirectly, use any Loan proceeds, nor use, lend, contribute or otherwise make available any Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the funding of the Loan, is the target of any Sanction; or (ii) in any manner that would result in a violation of a Sanction, Anti-Corruption Law or other Applicable Law by any Person (including any Secured Party or other individual or entity participating in any transaction).

SECTION 3.	INTEREST, FEES AND CHARGES

3.1.    Interest.

3.1.1.    Rates and Payment of Interest.

(a)    From and following the Closing Date, depending upon Borrower Agent's election from time to time, subject to the terms hereof, to have portions of the Loans accrue interest determined by reference to the Prime Rate or Term SOFR, the Loans and the other Obligations shall bear interest at the applicable rates set forth below:

(i)    If a Prime Rate Loan, or any other Obligation other than a Term SOFR Loan, then at the sum of the Prime Rate plus the Applicable Margin for Prime Rate Loans.

(ii)    If a Term SOFR Loan, then at the sum of Term SOFR plus the Applicable Margin for Term SOFR Loans.

(b)    All interest and fees under this Agreement and each Loan Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Prime Rate Loan and the first day of an Interest Period with respect to a Term SOFR Loan shall be included in the calculation of interest. The date of payment of a Prime Rate Loan and the last day of an Interest Period with respect to a Term SOFR Loan shall be excluded from the calculation of interest and fees. If a Loan is repaid on the same day that it is made, one (1) days' interest shall be charged. Interest on all Prime Rate Loans is payable in arrears on the last Business Day of each calendar quarter and on the maturity of such Loans, whether by acceleration or otherwise. Interest on Term SOFR Loans shall be payable on the last day of the applicable Interest Period, unless the Interest Period is greater than three (3) months, in which case interest will be payable on the last day of each three (3) month interval. In addition, interest on Term SOFR Loans is due on the maturity of such Loans, whether by acceleration or otherwise.

(c)    (i) Automatically upon the occurrence of an Insolvency Proceeding with respect to any Obligor, or (ii) during any other Event of Default if Agent or Required Lenders in their discretion so elect, the Loans and other Obligations shall bear interest at the Default Rate (whether before or after any judgment). Furthermore, at the election of Agent or Required Lenders during any period in which any Event of Default is continuing (x) as the Interest Periods for Term SOFR Loans then in effect expire, such Loans shall be converted into Prime Rate Loans and (y) the Term SOFR election will not be available to the Borrowers.

3.1.2.    Application of Term SOFR to Outstanding Loans.

(a)    Borrowers may elect to convert any portion of Prime Rate Loans to, or to continue any Term SOFR Loan at the end of its Interest Period as, a Term SOFR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a Term SOFR Loan.

(b)    Borrower Agent shall give Agent a Notice of Conversion/Continuation no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, at expiration of an Interest Period for a Term SOFR Loan, Borrowers have failed to deliver a Notice of Conversion/Continuation, the Loan shall convert into a Prime Rate Loan. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternate, replacement or successor to such rate (including any Successor Rate), or any component thereof, or the effect of any of the foregoing, or of any Conforming Changes. Agent may select information source(s) in its discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate), or any component thereof, in each case pursuant to the terms hereof, and shall have no liability to any Lender, Obligor or other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise, and whether at law or in equity) for any error or other act or omission related to or affecting the selection, determination or calculation of any rate (or component thereof) provided by such information source(s).

3.2.    Fee Letter. Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

3.3.    Reimbursement Obligations. Obligors shall pay all Claims promptly upon request. Obligors shall also reimburse Agent for all reasonable and documented out-of-pocket legal (limited to one counsel for Agent and one local counsel for Agent in each relevant jurisdiction, and, in the case of a conflict of interest, one additional primary counsel and one additional local counsel in each jurisdiction), accounting, consulting, field exam, quality of earning reporting, and other reasonable and documented out-of-pocket fees and expenses incurred by it in connection with (a) negotiation and preparation of Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent's Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral, and (c) subject to the limits of Section 10.1.1(b), each quality of earnings report, audit or examination with respect to any Obligor or Collateral by Agent's internal personnel or a third party. All legal, accounting and consulting fees may be charged to Obligors by Agent's professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates or branches may have with such professionals that otherwise might apply to this or any other transaction. Obligors acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel's overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate information in Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Obligors shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid.

3.4.    Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder, to make, maintain, issue, fund, commit to, participate in, or charge applicable interest or fees with respect to, any Loan, or to determine or charge interest or fees based on SOFR, Term SOFR, then, on notice thereof by such Lender to Agent, (a) any obligation of such Lender to perform such obligations, to make, maintain, issue, fund, commit to or participate in the Loan (or to charge interest or fees otherwise applicable thereto), or to continue or convert Loans as Term SOFR Loans, shall be suspended and (b) if such notice asserts the illegality of such Lender to make or maintain Prime Rate Loans whose interest rate is determined by reference to Term SOFR, the interest rate applicable to such Lender's Prime Rate Loans shall, as necessary to avoid such illegality, be determined by Agent without reference to Term SOFR component of Prime Rate, in each case until such Lender notifies Agent that the circumstances giving rise to Lender's determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or convert Term SOFR Loans of such Lender to Prime Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the Term SOFR Loan and charge applicable interest to such day, or immediately, if such Lender cannot so maintain the Term SOFR Loan. Upon any such prepayment or conversion of a Loan pursuant to this Section, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.5.    Inability to Determine Rates.

3.5.1.    Inability to Determine Rate. If in connection with any request for a Term SOFR Loan or a conversion to or continuation thereof, as applicable, (a) Agent determines (which determination shall be conclusive absent manifest error) that (i) no Successor Rate has been determined in accordance with Section 3.5.2, and the circumstances under Section 3.5.2(a) or the Scheduled Unavailability Date has occurred (as applicable), or (ii) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Prime Rate Loan, or (b) Agent or Required Lenders determine that for any reason Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify Borrowers and Lenders. Thereafter, (x) the obligation of Lenders to make, maintain, or convert Prime Rate Loans to, Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of Prime Rate, the utilization of such component in determining Prime Rate shall be suspended, in each case until Agent (or, in the case of a determination by Required Lenders described above, until Agent upon instruction of Required Lenders) revokes such notice. Upon receipt of such notice, (I) Borrowers may revoke any pending request for a Borrowing, conversion or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for Prime Rate Loans, and (II) any outstanding Term SOFR Loans shall convert to Prime Rate Loans at the end of their respective Interest Periods.

3.5.2.    Successor Rates. Notwithstanding anything to the contrary in any Loan Document, if Agent determines (which determination shall be conclusive absent manifest error), or Borrower Agent or Required Lenders notify Agent (with, in the case of the Required Lenders, a copy to Borrower Agent) that Borrowers or Required Lenders (as applicable) have determined, that:

(a)    adequate and reasonable means do not exist for ascertaining one, three and six month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(b)    CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Agent, CME or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided, that at the time of such statement, there is no successor administrator satisfactory to Agent that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, "Scheduled Unavailability Date")

then, on a date and time determined by Agent (any such date, "Term SOFR Replacement Date"), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any other applicable Loan Document with Daily Simple SOFR plus the SOFR Adjustment, for any payment period for interest calculated that can be determined by Agent, in each case, without any amendment to, or further action or consent of any other party to, any Loan Document (“Successor Rate”). If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (x) if Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date or (y) if the events or circumstances of the type described in clauses (a) or (b) above have occurred with respect to the Successor Rate then in effect, then in each case, Agent and Borrower Agent may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for such alternative benchmarks in similar U.S. dollar denominated syndicated credit facilities syndicated and agented in the United States and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for such benchmarks in similar U.S. dollar denominated credit facilities syndicated and agented in the United States, which adjustment or method for calculating such adjustment shall be published on an information service selected by Agent from time to time in its discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 4:00 p.m. Chicago Time on the fifth Business Day after Agent posts such proposed amendment to all Lenders and Borrowers unless, prior to such time, Required Lenders deliver to Agent written notice that Required Lenders object to the amendment.

Agent will promptly (in one or more notices) notify Borrowers and Lenders of implementation of any Successor Rate. A Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent market practice is not administratively feasible for Agent, the Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than ~~zero~~2.0%, the Successor Rate will be deemed to be ~~1.0~~2.0% for all purposes of the Loan Documents.

3.6.    Increased Costs; Capital Adequacy.

3.6.1.    Increased Costs Generally. If any Change in Law shall:

(a)    impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b)    subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Excluded Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Commitment or other obligations (other than Taxes), or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)    impose on Agent or any Lender, or interbank market any other condition, cost or expense affecting any Loan, Commitment or Loan Document;

and the result thereof shall be to increase the cost to Agent or a Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to reduce the amount of any sum received or receivable by Agent or a Lender hereunder (whether of principal, interest or any other amount) then, upon request of Agent or such Lender, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.6.2.    Capital Requirements. If Agent or a Lender determines that a Change in Law affecting it or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Agent's or such Lender's, or holding company's capital as a consequence of this Agreement, or Agent's or such Lender's Commitment, Loans or participations in Loans, to a level below that which Agent or such Lender or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to Agent or such Lender, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.

3.6.3.    [Reserved].

3.6.4.    Compensation. Failure or delay on the part of Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Obligors shall not be required to compensate Agent or a Lender for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that Agent or such Lender notifies Borrower Agent of the applicable Change in Law and of Agent's or such Lender's intention to claim compensation therefor.

3.7.    Mitigation. If any Lender gives a notice under Section 3.4 or requests compensation under Section 3.6, or if Obligors are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.1, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate or assign its obligations hereunder to a different Lending Office, if, in the judgment of such Lender, such designation or assignment would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, would not subject the Lender to any unreimbursed cost or expense, and would not otherwise be disadvantageous to it in any material respect or unlawful. Obligors shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.8.    Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of a Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a Loan occurs on a day other than the end of its Interest Period or tenor, (c) Borrowers fail to repay a Loan when required, or (d) a Lender (other than a Defaulting Lender) is required to assign a Loan prior to the end of its Interest Period or tenor pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding.

3.9.    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law ("maximum rate"). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread (in equal or unequal parts) the total amount of interest throughout the contemplated term of the Obligations hereunder.

3.10.    Conforming Changes. Agent may make Conforming Changes from time to time with respect to SOFR, Term SOFR or any Successor Rate. Notwithstanding anything to the contrary in any Loan Document, any amendment implementing such changes shall be effective without further action or consent of any party to any Loan Document. Agent shall post or provide each such amendment to Lenders and Borrower Agent reasonably promptly after it becomes effective.

SECTION 4.	LOAN ADMINISTRATION

4.1.    Borrower Agent. Each Borrower hereby designates Parent ("Borrower Agent") as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans, designation of interest rates, delivery or receipt of Communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon any Communication (including any Notice of Borrowing) delivered by or to Borrower Agent on behalf of any Borrower. Each of Agent and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any Communication, delivery, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against such Borrower.

4.2.    One Obligation. The Loans and other Obligations constitute one general obligation of Borrowers and are secured by Agent's Lien on all Collateral; provided, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.3.    Contingent Obligations. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 3.2, 3.4, 3.5, 3.6, 3.8, 5.1, 5.2, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive any assignment by Agent or any Lender of rights or obligations hereunder, termination of any Commitment, and any repayment, satisfaction, discharge or Full Payment of any Obligations.

SECTION 5.	TAXES AND LIABILITIES

5.1.    Taxes.

5.1.1.    Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)    All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.2. For purposes of Sections 5.1 and 5.2, "Applicable Law" shall include FATCA.

(b)    If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)    If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.1.2.    Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent's option, timely reimburse Agent for payment of, any Other Taxes.

5.1.3.    Tax Indemnification.

(a)    Each Obligor shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (including reasonable out-of-pocket attorneys' and tax advisors' fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that Borrowers shall not have any obligation to indemnify Agent against any such amount that is incurred due to Agent's gross negligence or willful misconduct as determined in a final, non-appealable judgment by a court of competent jurisdiction. Each Obligor shall indemnify and hold harmless Agent against any amount that a Lender fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Obligor shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Obligors by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b)    Each Lender shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers' obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender's failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.

5.1.4.    Evidence of Payments. As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower Agent shall deliver to Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.

5.1.5.    Treatment of Certain Refunds. If a Recipient determines in its discretion that it has received a refund of Taxes that were indemnified by Obligors or with respect to which an Obligor paid additional amounts pursuant to this Section, it shall pay the amount of such refund to the applicable Obligors (but only to the extent of indemnity payments or additional amounts actually paid by such Obligors with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Obligors shall, upon request by the Recipient, repay to the Recipient such amount paid over to Obligors (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Obligors if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.2.    Lender Tax Information.

5.2.1.    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.2.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.2.2.    Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a)    Any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(ii)    executed copies of IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code ("U.S. Tax Compliance Certificate"), and (y) executed copies of IRS Form W-8BENE; or

(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such partner;

(c)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d)    if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Borrowers or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), "FATCA" shall include any amendments made to FATCA after the date hereof.

5.2.3.    Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.

5.3.    Nature and Extent of Each Obligor's Liability.

5.3.1.    Joint and Several Liability. Each Obligor agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent, Lenders and any other Secured Party the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Obligor agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document (made in accordance with the terms of the Loan Documents), or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action or inaction of any Secured Party in respect thereof (including the release of any security or guaranty); (d) insolvency of any Obligor; (e) election by any Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code or pursuant to any other Applicable Law or otherwise; (f) any borrowing or grant of a Lien by any other Obligor as debtor-in-possession under Section 364 of the Bankruptcy Code or pursuant to any other Applicable Law or otherwise; (g) disallowance of any claims of a Secured Party against an Obligor for repayment of any Obligations under Section 502 of the Bankruptcy Code or pursuant to any other Applicable Law or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, other than Full Payment of the Obligations.

5.3.2.    Waivers.

(a)    Each Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel any Secured Party to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor. Each Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is an Obligor. It is agreed among each Obligor and Secured Party that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans. Each Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)    Subject to the Intercreditor Agreement, during the continuation of an Event of Default, Secured Parties may pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section. If, in taking any action in connection with the exercise of any rights or remedies, a Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Obligor or other Person, whether because of any Applicable Laws pertaining to "election of remedies" or otherwise, each Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of a Secured Party to seek a deficiency judgment against any Obligor shall not impair any other Obligor's obligation to pay the full amount of the Obligations. Each Obligor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Obligor's rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale (excluding any private sale), and the amount of such bid need not be paid by Agent but may be credited against the Obligations.

5.3.3.    Extent of Liability; Contribution.

(a)    Notwithstanding anything herein to the contrary, each Obligor's liability under this Section shall not exceed the greater of (i) all amounts for which such Obligor is primarily liable, as described in clause (c) below, or (ii) such Obligor's Allocable Amount.

(b)    If any Obligor makes a payment under this Section of any Obligations (other than amounts for which such Obligor is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments previously or concurrently made by any other Obligor, exceeds the amount that such Obligor would otherwise have paid if each Obligor had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Obligor's Allocable Amount bore to the total Allocable Amounts of all Obligors, then such Obligor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Obligor for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The "Allocable Amount" for any Obligor shall be the maximum amount that could then be recovered from such Obligor under this Section without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)    This Section shall not limit the liability of any Obligor to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Obligor), and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Obligor shall be primarily liable for all purposes hereunder.

(d)    Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP's obligations and undertakings under this Section voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support or other agreement" for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.3.4.    Joint Enterprise. Each Obligor has requested that Agent and Lenders make this credit facility available to Obligors on a combined basis, in order to finance Obligors' business most efficiently and economically. Obligors' business is a mutual and collective enterprise, and the successful operation of each Obligor is dependent upon the successful performance of the integrated group. Obligors believe that consolidation of their credit facility will enhance the borrowing power of each Obligor and ease administration of the facility, all to their mutual advantage. Obligors acknowledge that Agent's and Lenders' willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Obligors and at Obligors' request.

5.3.5.    Subordination. Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

SECTION 6.	CONDITIONS PRECEDENT

6.1.    Conditions Precedent to Initial Loans. The obligation of each Lender to make its extension of credit to be made hereunder on the Closing Date is subject to the satisfaction (or waiver by Agent) of the following conditions precedent:

(a)    Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)    Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)    Agent shall have received, in form and substance satisfactory to it, (a) a pro forma balance sheet of Borrowers dated as of the date of closing and giving effect to the US Footwear Acquisition, (b) financial projections of Borrowers, giving effect to the US Footwear Acquisition, evidencing Borrowers' ability to comply with Section 10.3, and (c) interim financial statements for Borrowers and the Target as of January 31, 2021.

(d)    Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that after giving pro forma effect to the Loans made hereunder on the Closing Date, the Revolving Loans and other extensions of credit made under the Revolving Loan Facility on the Closing Date and the consummation of the US Footwear Acquisition, (i) EBITDA, for the 12 month period ending on December 31, 2020, using pro forma adjustments satisfactory to Agent, was equal to or greater than $57,500,000 and (ii) the Total Leverage Ratio for Parent and its Subsidiaries, on a consolidated basis, for the 12 month period ending on December 31, 2020, was less than or equal to 3.75:1.0.

(e)    Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer certifying that, after giving effect to the Loans, the Revolving Loans under the Revolving Loan Facility, the consummation of the US Footwear Acquisition and the transactions hereunder, (i) such Obligor is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects; and (iv) such Obligor has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(f)    Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor's Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of those Person(s) that are authorized to, and have signed, the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(g)    Agent shall have received a written opinion of Porter Wright Morris & Arthur LLP, as well as any local counsel to Obligors or Agent, in form and substance reasonably satisfactory to Agent.

(h)    Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization and each jurisdiction where failure to be so qualified would reasonably be expected to result in a Material Adverse Effect.

(i)    Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Obligors, all in compliance with the Loan Documents.

(j)    Each Obligor shall have provided, in form and substance satisfactory to Agent and each Lender, a duly executed W-9 (or such other applicable tax form) of the Borrower Agent, and all documentation and other information as Agent or any Lender reasonably requests at least 5 days prior to the Closing Date in connection with applicable "know your customer" and anti-money-laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation. If any Obligor qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Agent and Lenders in relation to such Obligor.

(k)    (a) Since December 31, 2019, no Borrower Material Adverse Effect shall have occurred and (b) no Material Adverse Effect (as defined in the Purchase Agreement) shall have occurred.

(l)    Upon giving effect to the funding of Loans and the extensions of credit under the Revolving Loan Facility, if any, on the Closing Date, the consummation of all transactions contemplated by the Purchase Agreement, and the payment by the Borrowers of all fees and expenses incurred in connection herewith and therewith, (i) Revolver Usage shall not exceed $80,000,000 and (ii) Availability shall be at least $20,000,000.

(m)    Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date (including all fees set forth in the Fee Letter and all fees and expenses of legal counsel to Agent).

(n)    Agent shall have received evidence satisfactory to it that Borrowers have received all governmental, shareholder and third party consents (including, but not limited to, cl with the Hart Scott Rodino Anti-Trust Improvements Act of 1976, as amended) and approvals as may be appropriate in connection with this credit facility, the Term Loan Facility and the transactions contemplated thereby.

(o)    Substantially concurrently with (or prior to) the making of the Loans, the US Footwear Acquisition shall be consummated in accordance with the terms and conditions of the Purchase Agreement (including all schedules and exhibits thereto and after giving effect to any amendment, modification, supplement or waiver permitted below), and the Purchase Agreement shall not have been amended or otherwise modified or supplemented or any provision or condition therein waived, if such amendment, modification, supplement or waiver would be materially adverse to the interests of the Agent or Lenders (in their capacities as such), without the prior written consent of the Agent (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (i) any change to the definition of Material Adverse Effect (as defined in the Purchase Agreement) as it relates to the Target shall be deemed to be adverse to the interests of the Agent and Lenders in a material respect, (ii) any reduction in the purchase price set forth in the Purchase Agreement shall not be deemed to be materially adverse to the interests of the Agent or Lenders so long as such reduction is applied on a dollar-for-dollar basis to reduce the aggregate amount of the Revolving Loan Facility, and (iii) any increase in the purchase price set forth in the Purchase Agreement shall be deemed to be not materially adverse to the interests of the Agent or Lenders so long as such purchase price increase is funded entirely with cash proceeds from an additional equity investment).

(p)    Substantially concurrently with the borrowing under this Agreement, the Borrowers shall have repaid and terminated all outstanding debt under that certain Revolving Credit, Guaranty, and Security Agreement dated as of February 13, 2019 among certain of the Obligors and The Huntington National Bank (the "Closing Date Refinancing").

(q)    Agent shall have received executed copies of the Revolving Loan Documents, together with a certificate of a Senior Officer certifying that each such document is a true, correct, and complete copy thereof.

(r)    Agent shall have received a Borrowing Base Certificate as of March 15, 2021, which may reflect the amount of the "deemed Borrowing Base," but shall otherwise conform to the definition of Borrowing Base.

(s)    Agent shall have received a fully executed Notice of Borrowing for the Term Loans being advanced on the Closing Date.

(t)    No Default or Event of Default exists.

(u)    The representations and warranties of each Obligor in the Loan Documents are true and correct in all material respects (or in all respects in the case of any representations and warranties qualified by materiality) on and as of the Closing Date upon giving effect to the funding of the Term Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects in the case of any representations and warranties qualified by materiality) as of such earlier date.

SECTION 7.	COLLATERAL

7.1.    Grant of Security Interest. To secure the prompt payment and performance of its Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing Lien on all personal Property of such Obligor (other than Excluded Property), including the following, whether now owned or hereafter acquired, and wherever located:

(a)    all Accounts;

(b)    all Chattel Paper, including electronic chattel paper;

(c)    all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d)    all Deposit Accounts and Securities Accounts;

(e)    all Documents;

(f)    all General Intangibles, including (x) Intellectual Property and (y) any Equity Interests in other Persons that do not constitute Investment Property;

(g)    all Goods, including Inventory, Equipment and fixtures;

(h)    all Instruments;

(i)    all Investment Property;

(j)    all Letter-of-Credit Rights;

(k)    all Supporting Obligations;

(l)    all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m)    all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral;

(n)    all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing;

(o)    all other personal property whether or not subject to the Code; and

(p)    all Proceeds of the Collateral described in the foregoing clauses (a) through (o).

Notwithstanding the foregoing or anything herein to the contrary, the Collateral shall not include, and no Obligor shall be deemed to have granted a Lien on or security interest in any Excluded Property. Each representation, warranty and covenant regarding the Collateral shall be interpreted as giving effect to the exclusion of the Excluded Property.

7.2.    Lien on Deposit Accounts; Cash Collateral.

7.2.1.    Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor, including sums in any blocked, lockbox, sweep or collection account. Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained for such Obligor, without inquiry into the authority or right of Agent to make such request, subject to the terms and conditions of the Intercreditor Agreement and the Deposit Account Control Agreement (if any) relating thereto. Notwithstanding the foregoing or any other provision contained herein, proceeds maintained in any Deposit Account shall not be swept to any Dominion Account except during a Trigger Period (Dominion).

7.2.2.    Cash Collateral. Cash Collateral may be invested, at Agent's discretion (with the consent of Obligors, provided no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. As security for its Obligations, each Obligor hereby grants to Agent a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise. Agent may apply Cash Collateral to payment of such Obligations as they become due, in such order as Agent may elect. All Cash Collateral and related deposit accounts shall be under the sole dominion and control of Agent, and no Obligor or other Person (subject to the terms of the Intercreditor Agreement) shall have any right to any Cash Collateral until Full Payment of the Obligations.

7.2.3.    Term Priority Collateral Account. The Term Priority Collateral Account shall be a Deposit Account subject to a Deposit Account Control Agreement.

7.3.    Intellectual Property. Each Obligor represents, warrants and covenants as follows:

(a)    On the Closing Date or (in the case of an Obligor not party to this Agreement on the Closing Date) the date on which it signs and delivers a joinder to this Agreement, such Obligor will sign and deliver to Agent Intellectual Property Security Agreements with respect to all Recordable Intellectual Property then owned by it. On each date on which updated Schedules are to be delivered pursuant to Section 10.1.2(c) of this Agreement (or, if an Event of Default has occurred and is continuing, more frequently if requested by Agent), it will sign and deliver to Agent an appropriate Intellectual Property Security Agreement covering any Recordable Intellectual Property owned by it on such date that is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it. In each case, it will, on each date on which a Compliance Certificate is to be delivered pursuant to Section 10.1.2(c) of this Agreement (or, if an Event of Default has occurred and is continuing, more frequently if requested by Agent), make all Intellectual Property Filings necessary to record Agent's Lien on such Recordable Intellectual Property.

(b)    Such Obligor will notify Agent within forty-five (45) days after the last day of the Fiscal Quarter in which it learns that any application or registration relating to any material Intellectual Property owned by it may become abandoned, or of any adverse, final and non-appealable determination (including any final, non-appealable adverse determination in the United States Copyright Office, the United States Patent and Trademark Office or any court) regarding such Obligor's ownership of such material Intellectual Property, its right to register or patent the same, or its right to keep and maintain the same. If any of such Obligor becomes aware that its rights in any material Intellectual Property are materially infringed or misappropriated by a third party, such Obligor will notify Agent within thirty (30) days after it learns thereof and will promptly take such actions as Agent shall reasonably request under the circumstances to protect such Intellectual Property.

(c)    Each Obligor shall, upon the request of Agent therefor, use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Exclusive Copyright License and each material Copyright License, Patent License and Trademark License under which such Obligor is the licensee to effect the assignment of all such Obligor's right, title and interest thereunder to Agent, for the ratable benefit of the Secured Parties, or its designee.

(d)    To the knowledge of each Obligor, all material Recordable Intellectual Property owned by such Obligor is in full force and effect, subsisting, unexpired and is not unenforceable or invalid, and no material Recordable Intellectual Property has been abandoned. No breach or default of any License shall be caused by any of the following, and none of the following shall limit or impair the ownership, use, validity or enforceability of, or any rights of such Obligor in, any Recordable Intellectual Property: (i) the consummation of the transactions contemplated by any Loan Document or (ii) any holding, decision, judgment or order rendered by any Governmental Authority prior to the date hereof. There are no pending (or, to the knowledge of such Obligor, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes challenging the ownership, use, validity, enforceability of, or such Obligor's rights in, any Recordable Intellectual Property of such Obligor that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Unless such action could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no Person has been or is infringing, misappropriating, diluting, violating or otherwise impairing any Recordable Intellectual Property of such Obligor. Each Obligor, and to such Obligor's knowledge each other party thereto, is not in material breach or default of any material License.

(e)    Unless the failure to so comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Obligor shall (i) (1) continue to use each Trademark included in the Intellectual Property owned by such Obligor in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (2) maintain at least the same standards of quality of products and services offered under such Trademark as are currently maintained, (3) use such Trademark with the appropriate notice of registration and all other notices and legends required by Applicable Law, and (4) not adopt or use and register any other Trademark that is confusingly similar or a colorable imitation of such Trademark unless Agent shall promptly obtain a perfected security interest in such other Trademark pursuant to this Agreement, and (ii) not do any act or omit to do any act whereby (w) such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any material respect, (x) any Patent included in the Intellectual Property owned by such Obligor may become forfeited, misused, unenforceable, abandoned or dedicated to the public, (y) any portion of the Copyrights included in the Intellectual Property owned by such Obligor may become invalidated, otherwise impaired or fall into the public domain, or (z) any trade secret that is Intellectual Property owned by such Obligor may become publicly available or otherwise unprotectable.

(f)    Such Obligor shall notify Agent within forty-five (45) days after the last day of the Fiscal Quarter in which it comes to know, or has reason to know, that any application or registration relating to any material Recordable Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, or of any adverse determination or development regarding the validity or enforceability or such Obligor's ownership of, interest in, right to use, register, own or maintain any Recordable Intellectual Property (including the institution of, or any such determination or development in, any proceeding relating to the foregoing in the United States Patent and Trademark Office or the United States Copyright Office, as applicable). Such Obligor shall take all actions that are necessary or reasonably requested by Agent to maintain and pursue each application (and to obtain the relevant registration or recordation) and to maintain each registration and recordation included in the Intellectual Property, unless such Obligor shall reasonably determines that such action would be of negligible value, economic or otherwise, or not in its best interests.

(g)    Such Obligor shall not knowingly infringe, misappropriate, dilute, violate or otherwise impair the Intellectual Property of any other Person. In the event that any Intellectual Property of such Obligor is or has been materially infringed, misappropriated, violated, diluted or otherwise impaired by a third party, such Obligor may, and at the election of Agent, shall take such action as it reasonably deems appropriate under the circumstances in response thereto, including (if reasonably deemed appropriate by such Obligor) promptly bringing suit and recovering all damages therefor.

(h)    Such Obligor shall execute and deliver to Agent in form and substance reasonably acceptable to Agent and suitable for filing in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, the Intellectual Property Security Agreements for all Recordable Intellectual Property of such Obligor.

7.4.    Other Collateral.

7.4.1.    Commercial Tort Claims. Obligors shall promptly notify Agent in writing if any Obligor has a Commercial Tort Claim (other than, as long as no Event of Default has occurred and is continuing, a Commercial Tort Claim for less than $1,000,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent reasonably deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent (subject only to any Lien of the Obligor’s attorney arising by operation of law).

7.4.2.    Certain After-Acquired Collateral. Obligors shall (a) promptly notify Agent if an Obligor obtains an interest in any Deposit Account, any Chattel Paper with a fair market value in excess of $1,000,000, any Document with a fair market value in excess of $1,000,000, any Instrument with a fair market value in excess of $1,000,000, any Intellectual Property, any Investment Property or any Letter-of-Credit Right with a fair market value in excess of $1,000,000 (in each case, that is required to be included in the Collateral), and (b) upon request, take such actions as Agent reasonably deems appropriate to effect its perfected, first priority Lien (subject to Permitted Liens) on the Collateral, including obtaining any possession, control agreement or Lien Waiver. If Term Loan Priority Collateral, with a fair market value in excess of $1,000,000 for any one third party, is in the possession of a third party, Obligors shall use commercially reasonable efforts to obtain an acknowledgment from such party that it holds the Collateral for the benefit of Agent.

7.5.    Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall any Obligor's grant of a Lien under any Loan Document secure its Excluded Swap Obligations.

7.6.    Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent reasonably deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement, subject to the limitations set forth herein with respect to Excluded Property. Each Obligor authorizes Agent to file any financing statement that describes the Collateral as "all assets" or "all personal property" of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral. Each Obligor also ratifies its authorization for Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof. Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interests granted by each Obligor, without the signature of any Obligor, and naming any Obligor or the Obligors as debtors and Agent as secured party. Borrowers will pay the costs of, or reasonably incidental to, any Intellectual Property Filings and any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

SECTION 8.	COLLATERAL ADMINISTRATION

8.1.    Borrowing Base Certificates. Concurrent with its delivery to the Revolving Loan Agent, Borrower Agent shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate.

8.2.    Accounts.

8.2.1.    Records and Schedules of Accounts. Each Obligor shall keep accurate and complete records of its Accounts in all material respects, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request (but no more frequently than Agent is permitted to request Borrowing Base Certificates under the Revolving Loan Agreement). Concurrently with its delivery to the Revolving Loan Agent, Borrower Agent shall also provide to Agent a detailed aged trial balance of all Accounts of the Obligors as of the end of the preceding month, specifying each Account's Account Debtor name, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and, to the extent delivered to the Revolving Loan Agent, proof of delivery or completion, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and any other information.

8.2.2.    Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Obligors therefor; provided, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Obligors or relate to any Collateral.

8.2.3.    [Reserved].

8.2.4.    Maintenance of Dominion Account. Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent. Obligors shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent's control over and Lien in the lockbox or Dominion Account (which, subject to the Intercreditor Agreement, may be exercised by Agent only during a Trigger Period (Dominion)) requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. Agent and Lenders assume no responsibility to Obligors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5.    Proceeds of Collateral. During a Trigger Period (Dominion), Obligors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Term Loan Priority Collateral are made directly to a Term Loan Priority Collateral Account. If, during a Trigger Period (Dominion), any Obligor or Subsidiary receives cash or Payment Items with respect to any Term Loan Priority Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Term Loan Priority Collateral Account.

8.3.    Inventory and Equipment.

8.3.1.    Records and Reports of Inventory. Each Obligor shall keep accurate and complete records in all material respects of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in a form reasonably satisfactory to Agent, on such periodic basis as Agent may request (but no more frequently than Agent is permitted to request Borrowing Base Certificates).

8.3.2.    Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Event of Default or Overadvance exists or would result therefrom; and (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $1,000,000.

8.3.3.    Acquisition, Sale and Maintenance. Each Obligor shall take all reasonable steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA, except to extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law (except where failure to so conform with Applicable Law could not reasonably be expected to have a Material Adverse Effect), and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any material Collateral is located.

8.3.4.    Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted, except where failure to do so would not reasonably be expected to result in a Material Adverse Effect. Each Obligor shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications, except where failure to do so would not reasonably be expected to result in a Material Adverse Effect. No Obligor shall permit any Equipment having a value in excess of $1,000,000 to become permanently affixed to real property unless such real property is owned by an Obligor or any of their Subsidiaries or any landlord or mortgagee delivers a Lien Waiver, provided however, that with regard to any such Equipment as of the Closing Date, such Obligor shall have 60 days following the Closing Date (or such later date as agreed to by the Agent in its sole discretion), within which to deliver such Lien Waiver.

8.4.    [Reserved].

8.5.    Deposit Accounts. Schedule 8.5 (as such Schedule may be amended from time to time in accordance with Section 10.1.2(c)) lists all Deposit Accounts maintained by Obligors, including Dominion Accounts. Subject to Section 10.1.13, each Obligor shall take all actions necessary to establish Agent's priority Lien on each Deposit Account (except for Excluded Accounts), including entering into a Deposit Account Control Agreement with respect thereto. Obligors shall be the sole account holders of each Deposit Account and shall not allow any Person (other than Agent and the Revolving Loan Agent) to have control over their Deposit Accounts or any Property deposited therein. During a Trigger Period (Dominion), each Obligor hereby agrees that, subject to the Intercreditor Agreement, Agent may deliver a notice of exclusive control to each institution maintaining a Deposit Account covered by a Deposit Account Control Agreement. Obligors shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 in accordance with Section 10.1.2(c) to reflect same.

8.6.    General Provisions.

8.6.1.    Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1, except for locations that in the aggregate have less than $20,000 in tangible items of Collateral, and except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.5; and (b) move Collateral to another location in the United States, upon 10 Business Days (or such shorter period as Agent may agree) prior written notice to Agent.

8.6.2.    Insurance of Collateral; Condemnation Proceeds. Subject to the Intercreditor Agreement, each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its reasonable discretion) satisfactory to Agent. Subject to the terms of the Intercreditor Agreement, all proceeds under each policy shall be payable to Agent. From time to time upon request, Obligors shall deliver to Agent copies of its insurance policies and updated flood plain searches. Subject to Section 10.1.13 and except as provided in the Intercreditor Agreement, each policy shall include endorsements satisfactory to Agent (i) showing Agent as lender's loss payee (as its interests may appear in accordance with the Intercreditor Agreement); (ii) requiring 30 days' prior written notice to Agent of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, in its discretion, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, provided the proceeds are delivered to Agent. If an Event of Default exists, only Agent may settle, adjust and compromise such claims.

8.6.3.    Protection of Collateral. All reasonable and documented out-of-pocket expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent's actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors' sole risk.

8.6.4.    Defense of Title. Each Obligor shall defend its title to Collateral and Agent's Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7.    Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor's true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent's designee, may (in its discretion), without notice and in either its or an Obligor's name, but at the cost and expense of Obligors:

(a)    During a Trigger Period (Dominion) and upon prior notice to the Borrower Agent, endorse an Obligor's name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent's possession or control; and

(b)    Subject to the Intercreditor Agreement, during an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, in each case that constitute Collateral, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor's name to a proof of claim or other document in an Insolvency Proceeding of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor's stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker's acceptance or other instrument for which an Obligor is a beneficiary; (xii) exercise any voting or other rights relating to Investment Property; and (xiii) take all other actions as Agent deems appropriate to fulfill any Obligor's obligations under the Loan Documents.

SECTION 9.	REPRESENTATIONS AND WARRANTIES

9.1.    General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments and Loans, each Obligor represents and warrants as of the Closing Date and thereafter on each date of delivery of a Compliance Certificate, that:

9.1.1.    Organization and Qualification. Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign or extra-provincial, as the case may be, corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor is an Affected Financial Institution or Covered Entity. The information included in the Beneficial Ownership Certification most recently provided to Agent and each Lender is true and complete in all respects.

9.1.2.    Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any material provision of any Applicable Law; or (d) result in or require imposition of a Lien (other than a Permitted Lien) on any Obligor's Property.

9.1.3.    Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

9.1.4.    Capital Structure. Schedule 9.1.4 shows, for each Obligor and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests (except as to Parent), holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4 or done in conjunction with the US Footwear Acquisition, in the five years preceding the Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger, amalgamation or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent's Lien and the Lien in favor of Revolving Loan Agent under the Revolving Loan Documents, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of (x) any Obligor (other than the Parent) or Subsidiary and (y) except as set forth on Schedule 9.1.4, Parent as of the Closing Date.

9.1.5.    Title to Properties; Priority of Liens. Each Obligor and Subsidiary (other than an Excluded Subsidiary) has good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens, except (a) those which have been disposed of by the Obligors and their Subsidiaries subsequent to such date which dispositions have been in the Ordinary Course of Business or as otherwise permitted hereunder and (b) for such defects of title that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor and Subsidiary (other than an Excluded Subsidiary) has paid and discharged all lawful claims (other than any claims being Properly Contested) that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. This Agreement creates in favor of Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral described herein, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies. (a) As of the date hereof, when the certificated Equity Interests and Instruments that constitute Collateral are delivered to Agent, the Lien created under this Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Borrowers in such certificated Equity Interests and Instruments, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens, and (b) when financing statements in appropriate form are filed in the appropriate offices, the Liens created under this Agreement will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Borrowers in such Collateral as to which a Lien may be perfected in such filing offices, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens. As of the date hereof, upon the recordation of a short-form security agreement in form and substance satisfactory to Borrower Agent and Agent with the U.S. Copyright Office, together with the financing statements in appropriate form filed in the appropriate offices, the Liens created under this Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Borrowers in the Intellectual Property constituting Collateral in which a security interest may be perfected by filing in the United States, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

9.1.6.    [Reserved].

9.1.7.    Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholders' equity, of Parent and its Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Parent and its Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time (it being recognized by Agent and Lenders that such projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections and that such differences may be material and that such projections are not a guarantee of financial performance). Since December 31, 2019, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. The Parent and its Subsidiaries taken as a whole are Solvent.

9.1.8.    [Reserved].

9.1.9.    Taxes. Each Obligor and Subsidiary has filed all federal, state, provincial, local and foreign tax returns and other reports in excess of $250,000 in the aggregate that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent that the aggregate tax liability is less than $250,000 in any Fiscal Year or is being Properly Contested. The provision for Taxes on the books of each Obligor and Subsidiary is adequate for all years not closed by applicable statutes and for its current Fiscal Year.

9.1.10.    Brokers. Except as set forth in the Purchase Agreement, there are no brokerage commissions, finder's fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11.    Intellectual Property. Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary or material for the conduct of its business, without conflict with any rights of others. Except as could not reasonably be expected to have a Material Adverse Effect, there is no pending or, to any Obligor's knowledge, threatened Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.11, no Obligor or Subsidiary pays or owes any royalty or other compensation to any Person with respect to any Intellectual Property. All registered Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Obligor or Subsidiary is shown on Schedule 9.1.11 (as such Schedule may be amended from time to time in accordance with Section 10.1.2(c)).

9.1.12.    Governmental Approvals. Except as could not reasonably be expected to cause a Material Adverse Effect, each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. All licenses related to Gun and Ammunitions Laws and held by any Obligor are set forth on Schedule 9.1.12 (as such Schedule may be amended from time to time in accordance with Section 10.1.2(c)).

9.1.13.    Compliance with Laws. Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any Applicable Law. No Inventory has been produced in violation in any material respect of the FLSA or similar other Applicable Law.

9.1.14.    Compliance with Environmental Laws. Except as could not reasonably be expected to cause a Material Adverse Effect, none of Obligor's or Subsidiary's past or present operations, Real Estate or other Properties are subject to any federal, state, provincial, territorial, municipal, local or foreign investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Obligor or Subsidiary has received any Environmental Notice. No Obligor or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.15.    Burdensome Contracts. No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16.    Litigation. There are no proceedings or investigations pending or, to any Obligor's knowledge, threatened in writing against any Obligor or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary. Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $500,000). No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect.

9.1.17.    No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, in the payment of any Borrowed Money in excess of $2,500,000.

9.1.18.    ERISA.

(a)    Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b)    There are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect. No Obligor is or will be using "plan assets" (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to its entrance into, participation in, administration of and performance of the Loans, Letter of Credits, Commitments or Loan Documents.

(c)    No ERISA Event has occurred or is reasonably expected to occur. As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%. No Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid. No Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA. No Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.

(d)    With respect to any Foreign Plan, and except as would not reasonably be expected to result in a Material Adverse Effect, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19.    Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

9.1.20.    Labor Relations. Except as shown on Schedule 9.1.20, no Obligor or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or material consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Obligor's or Subsidiary's employees that could reasonably be expected to have a Material Adverse Effect, or, to any Obligor's knowledge, any asserted or threatened strikes, material work stoppages or demands for collective bargaining that could reasonably be expected to have a Material Adverse Effect.

9.1.21.    Payable Practices. No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date other than any changes made in the Ordinary Course of Business.

9.1.22.    Not a Regulated Entity. No Obligor is (a) an "investment company" or "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, Interstate Commerce Act, any public utilities code or other Applicable Law regarding its authority to incur Debt.

9.1.23.    Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Federal Reserve Board of Governors.

9.1.24.    OFAC; Anti-Corruption Laws. No Obligor, Subsidiary, any director, officer, employee thereof, or, to the knowledge of any Obligor, agent, any affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the target of any Sanction or is located, organized or resident in a Designated Jurisdiction. Each Obligor and Subsidiary has conducted its business in compliance with all applicable Anti-Corruption Laws.

9.1.25.    Revolving Loan Documents. The Revolving Loan Facility and each additional Revolving Loan Document dated as of the date hereof are being executed and delivered substantially concurrently with the execution and delivery of this Agreement, correct and complete copies of each material Revolving Loan Document have been delivered to Agent.

9.1.26.    US Footwear Acquisition.

(a)    The Purchase Documents and the transactions contemplated thereunder have been duly executed, delivered and performed in accordance with their terms by the respective parties thereto in all material respects, including the fulfillment of all conditions precedent set forth therein.

(b)    All actions and proceedings required by the Purchase Documents, applicable law or regulation (including, but not limited to, compliance with the Hart Scott Rodino Anti-Trust Improvements Act of 1976, as amended) have been taken and the transactions required thereunder have been duly and validly taken and consummated.

(c)    No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Purchase Documents and no governmental or other action or proceeding has been threatened in writing or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Purchase Documents.

(d)    Substantially contemporaneously with the making of the initial Loans hereunder, the US Footwear Acquisition has been consummated in all material respects in accordance with the terms of the Purchase Documents and Parent directly owns and controls all of the issued and outstanding shares of Equity Interests of Target, free and clear of Liens except for Permitted Liens.

(e)    Obligors have delivered, or caused to be delivered, to Agent true, correct and complete copies of the Purchase Agreement and the other material Purchase Documents.

9.2.    Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS

10.1.    Affirmative Covenants.

As long as any Commitment or Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.1.1.    Inspections; Appraisal.

(a)    Permit Agent from time to time, subject (unless an Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor's or Subsidiary's books and records, and discuss with its Senior Officers or their employees, agents, advisors and independent accountants designated in writing to Agent (provided that, so long as no Event of Default has occurred and is continuing, no discussions with any Obligor's independent accountants shall occur without a Senior Officer being present) such Obligor's or Subsidiary's business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Each Obligor and its Subsidiaries may place reasonable limits on access to information, the disclosure of which is subject to attorney-client or attorney work product privileges and neither any Obligor nor any Subsidiary shall be required to disclose any trade secrets. Secured Parties shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection or report with any Obligor. Obligors acknowledge that all inspections and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b)    Reimburse Agent for all its reasonable and documented out-of-pocket charges, costs and expenses in connection with examinations of Obligors' books and records or any other financial or Collateral matters as it reasonably deems appropriate up to one time per calendar year.

10.1.2.    Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a)    as soon as available, and in any event within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders' equity for such Fiscal Year, on a consolidated basis for Parent and its Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Parent and reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year; provided that the furnishing of Parent's annual report on Form 10-K for such year, as filed with the Securities and Exchange Commission, will satisfy the Parent's obligation under this Section 10.1.2(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a "going concern" or like qualification or exception (except as expressly permitted above), or a qualification arising out of the scope of the audit;

(b)    (i) as soon as available, and in any event within 30 days after the end of each month, unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year (including, solely during the Fiscal Year ending 2021 and to the extent reasonably practicable, corresponding profit and loss figures for the prior Fiscal Year as if the US Footwear Acquisition had been consummated on a pro forma basis), preceding year interim figures and their current year projections, and certified by the chief financial officer of Parent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes; and (ii) as soon as available, and in any event within 45 days after the end of the last month in a Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter, on a consolidated basis for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year (including, solely during the Fiscal Year ending 2021, corresponding profit and loss figures for the prior Fiscal Year as if the US Footwear Acquisition had been consummated on a pro forma basis), preceding year interim figures and their current year projections, and certified by the chief financial officer of Parent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes, together with a corresponding discussion and analysis of results from management;

(c)    (i) concurrently with delivery of financial statements under clauses (a) and (b) above (other than with respect to financial statements delivered under clause (b)(i) above with respect to a month that is the last month in a Fiscal Quarter), or more frequently if requested by Agent while an Event of Default exists, a Compliance Certificate executed by a chief financial officer of Borrower Agent, and (ii) concurrently with delivery of financial statements under clause (b)(ii) above, any updates to Schedules 8.5, 8.6.1, 9.1.4, 9.1.11, 9.1.12, 9.1.15 and 9.1.20 as required therein to reflect changes resulting from transactions permitted under the Loan Documents (for the avoidance of doubt, no Obligor shall be required to update any such Schedules (other than Schedule 8.5 and Schedule 8.6.1) on an earlier date pursuant to any other Sections (other than Section 8.5 and Section 8.6.1) of this Agreement and any representation regarding such Schedules shall be deemed accurate when made where such Schedule was timely updated in accordance with this provision);

(d)    concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Obligors by their accountants in connection with such financial statements;

(e)    not later than 30 days after the end of each Fiscal Year, projections of Parent's consolidated balance sheets, results of operations, profit and loss, cash flow month by month;

(f)    at Agent's reasonable request, a listing of each Borrower's trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent;

(g)    promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this Section 10.1.2(g) shall be deemed delivered for purposes of this Agreement when Obligors notify Agent that such information is posted to the website of any of the Obligors or the website of the Securities and Exchange Commission;

(h)    promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(i)    promptly, and in any event not later than 5 Business Days after each board of directors meeting of Parent, copies of the materials related to the financial performance and outlook of Parent and its Subsidiaries provided by management to the directors for such board meeting (excluding any items (i) subject to attorney-client privilege, (ii) which relate to proposed financing transactions which contain competitive information or present a conflict of interest with Agent or (iii) the disclosure of which would breach a third party’s confidentiality agreement which prohibits dissemination of such information to Agent or Lenders pursuant to the terms thereof);

(j)    solely during the period commencing on the First Amendment Effective Date and ending on the later of (i) ~~January 27~~June 30, 2023 and (ii) the date on which Average Availability during the immediately preceding 4 consecutive week period is greater than $17,500,000, on the second Business Day of each week during such period, a key performance indicator report of Parent and its Subsidiaries and a liquidity report of Parent and its Subsidiaries, in each case, as of the last Business Day of the immediately preceding week and in form substantially similar to the applicable report previously delivered to Agent; and

(k)    such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Obligor's or Subsidiary' financial condition, ownership or business.

10.1.3.    Notices. Notify Agent and Lenders in writing, promptly after an Obligor's obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract that could reasonably be expected to result in a Material Adverse Effect; (c) the existence of any "Event of Default" under and as defined in any Revolving Loan Documents; (d) the existence of any Event of Default; (e) any judgment in an amount exceeding $1,000,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice, in each case that could reasonably be expected to result in a Material Adverse Effect; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrowers' independent accountants; (k) any change in its registered office or chief executive office by an Obligor at least 30 days (or such later date as Agent may agree) prior to such change; or (l) any opening of a new office or place of business by an Obligor at which the Obligor reasonably anticipates maintaining Collateral with an aggregate fair market value in excess of $1,000,000, at least 10 days (or such later date as Agent may agree) prior to such opening.

10.1.4.    Landlord and Storage Agreements. Upon reasonable request, subject to any applicable confidentiality restrictions, provide Agent with copies of all agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any material Collateral may be kept or that otherwise may possess or handle any material Collateral.

10.1.5.    Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. The Obligors and their Subsidiaries shall maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and Sanctions. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary that could reasonably be expected to result in a Material Adverse Effect, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6.    Taxes. Pay and discharge all Taxes in excess of $250,000 prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7.    Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance, including without limitation business interruption insurance, in form and substance and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) reasonably satisfactory to Agent, with respect to the Properties and business of Obligors and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) promptly notify Agent in the event that the aggregate amount of business interruption insurance coverage for the Obligors and their Subsidiaries is less than $30,000,000.

10.1.8.    Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors in full force and effect; promptly notify Agent of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all royalties and other amounts when due under any License; and notify Agent (i) of any default or breach asserted by any Person to have occurred under any License, in each case, except as could not reasonably be expected to result in a Material Adverse Effect and (ii) promptly at any time Inventory subject to a License or other arrangement that restricts any Obligor's or Agent's right to dispose of such Inventory, collectively, exceeds 10% of Obligors' Inventory.

10.1.9.    Future Subsidiaries. Promptly notify Agent if any Person becomes a Subsidiary and deliver any know-your-customer or other background diligence information reasonably requested by Agent or any Lender with respect to such Subsidiary and (provided it is not an Excluded Subsidiary) cause it to guaranty the Obligations pursuant to documentation in form satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien (having the priority set forth in the Intercreditor Agreement) in favor of Agent on all assets of such Person (other than any Excluded Property of such Person) that are required to constitute Collateral hereunder, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as Agent reasonably deems appropriate. Notwithstanding anything to the contrary set forth herein, no Person may guarantee (or be a borrower under) the Revolving Loan Facility that does not also guarantee the Obligations (or is a Borrower hereunder).

10.1.10.    Senior Credit Enhancements. If the Revolving Loan Agent or any Revolving Loan Lender under the Revolving Loan Documents receives any additional guaranty, Collateral or other credit enhancement after the Closing Date, each Obligor shall cause the same to be granted to Agent and the Lenders, subject to the terms of the Intercreditor Agreement.

10.1.11.    Notice of Certain Changes. Provide Agent with not less than fifteen (15) days prior written notice of any (a) amendment, modification or other change to any Obligor's Organic Documents, (b) Obligor conducting business under a fictitious name, (c) change to any Obligor's tax, charter or other organizational identification number, (d) change of the form of any Obligor, or (e) change to any Obligor's name or jurisdiction of organization; provided that in no event shall any Obligor that is organized under the laws of a jurisdiction in the United States change its jurisdiction of organization to a jurisdiction outside of the United States.

10.1.12.    Lender Meetings. One (1) time during each Fiscal Quarter, at the reasonable request of Agent and upon reasonable prior notice, hold a conference call (at a mutually agreeable time) with all Lenders who choose to attend such conference call on which conference call shall be reviewed the most recent financial statements received by Lenders and the financial condition of the Obligors and their Subsidiaries.

10.1.13.    Post-Closing Obligations.

(a)    Within 5 Business Days of the Closing Date (or such later date as agreed to by the Agent in its sole discretion), the Borrowers shall deliver to Agent evidence, in form and substance satisfactory to Agent, that the Trademark Assignment Agreement (as defined in the Purchase Agreement) and the Patent Assignment Agreement (as defined in the Purchase Agreement) have been filed and recorded the United States Patent and Trademark Office.

(b)    Within 15 days of the Closing Date (or such later date as agreed to by the Agent in its sole discretion), the Borrowers shall deliver to the Agent an executed joinder from Honeywell Safety Products (Chuzhou) Co. Ltd. to that certain Intercompany Subordination Agreement, dated as of the Closing Date, among the Obligors, the Subsidiaries of the Obligors and Agent.

(c)    Within 30 days of the Closing Date (or such later date as agreed to by the Agent in its sole discretion), the Borrowers shall deliver to the Agent insurance endorsements satisfying the requirements set forth in Section 8.6.2(a).

(d)    Promptly following the Closing Date, the Borrowers shall use commercially reasonable efforts to record the assignment of all material foreign Trademarks and Patents assigned to US Footwear under the Trademark Assignment Agreement (as defined in the Purchase Agreement) and the Patent Assignment Agreement (as defined in the Purchase Agreement) respectively. Subject to any Asset Disposition permitted under Section 10.2.6(e), for any Intellectual Property for which an Obligor is the record owner in a foreign filing office, within 30 days of the reasonable request by Agent (or such later date as agreed to by the Agent in its sole discretion), Obligors will (to the extent applicable to such jurisdiction) sign and deliver to Agent an Intellectual Property Security Agreement with respect to such Intellectual Property and commence the process of and use commercially reasonable efforts to pursue the recording of Agent's Lien on such recordable Intellectual Property in such foreign filing office, in each case, to the extent Agent, in its Permitted Discretion after consultation with Borrower Agent, determines that the costs to the Obligors of doing so do not materially outweigh the benefits afforded to the Lenders.

(e)    Within 60 days of the Closing Date (or such later date as agreed to by the Agent in its sole discretion), enter into Deposit Account Control Agreements with respect to any Deposit Accounts pursuant to the requirements of Section 8.5.

(f)    Within 60 days of the Closing Date (or such later date as agreed to by the Agent in its sole discretion), Borrowers shall use commercially reasonable efforts to deliver to the Agent a Lien Waiver (which may be jointly in favor of the Agent and the Revolving Loan Agent) for each location leased from a non-Borrower that (i) holds Inventory or Equipment of an aggregate value in excess of $1,000,000 or is the principal location of a Borrower’s books and records, and (ii) for which the Borrowers do not inform the Agent promptly after the Closing Date of their intention to vacate such location within six months after the Closing Date.

10.2.    Negative Covenants. As long as any Commitment or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1.    Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except the following (collectively, "Permitted Debt"):

(a)    the Obligations;

(b)    Subordinated Debt, together with unsecured Debt permitted under Section 10.2.1(i), up to $10,000,000 in the aggregate at any time;

(c)    Permitted Purchase Money Debt;

(d)    existing Borrowed Money not satisfied with the initial Loan proceeds and set forth on Schedule 10.2.1;

(e)    [Reserved];

(f)    Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by an Obligor or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $2,500,000 in the aggregate at any time;

(g)    Permitted Contingent Obligations;

(h)    Refinancing Debt as long as each Refinancing Condition is satisfied;

(i)    unsecured Debt, together with Subordinated Debt permitted under Section 10.2.1(b), up to $10,000,000 in the aggregate at any time;

(j)    intercompany Debt permitted under Section 10.2.5(a);

(k)    Debt of any Excluded Subsidiary, in an aggregate outstanding amount, for all Excluded Subsidiaries, not to exceed $5,000,000 at any time;

(l)    Revolving Loan Obligations (including those arising from Bank Products) long as such Revolving Loan Obligations do not exceed the Maximum ABL Principal Obligations (as defined in the Intercreditor Agreement);

(m)    Debt under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers' compensation claims, in each case incurred in the Ordinary Course of Business, and unsecured reimbursement obligations in respect of any of the foregoing;

(n)    to the extent constituting Debt, unsecured obligations in respect of purchase price adjustments, earn-outs, non-competition agreements, and other similar arrangements, or other deferred payments of a similar nature, representing consideration for a Permitted Acquisition and incurred in connection with any Permitted Acquisition, not to exceed $500,000 in the aggregate, so long as such unsecured Debt is on terms and conditions reasonably satisfactory to Agent;

(o)    customer advances or deposits received for goods and services purchased in the Ordinary Course of Business;

(p)    Indebtedness representing installment insurance premiums (for insurance not to exceed 1 year) owing in the Ordinary Course of Business; and

(q)    Other Debt up to $1,000,000 in the aggregate at any time.

10.2.2.    Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, "Permitted Liens"):

(a)    Liens in favor of Agent;

(b)    Purchase Money Liens securing Permitted Purchase Money Debt;

(c)    Liens for Taxes not yet due or being Properly Contested;

(d)    statutory Liens including claims or Liens of materialmen, mechanics, carriers, warehousemen, processors, supplies, landlords and other similar Liens for labor, materials, supplies or rentals, and other similar amounts (other than Liens for Taxes or imposed under ERISA) but only if (i) payment of the obligations secured thereby is not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no action has been take to enforce such Liens and such Liens are being Properly Contested, and (ii) such Liens do not individually or in the aggregate have a Material Adverse Effect;

(e)    (i) Liens incurred or deposits made in the Ordinary Course of Business in connection with or to secure the performance of bids, trade and commercial contracts and leases and the payment of rent (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, government tenders, bids, contracts, statutory obligations and other similar obligations incurred in the Ordinary Course of Business (including workers' compensation, unemployment insurance and other types of social security or similar legislation) and (ii) deposits or pledges in respect of letters of credit, bank guarantees, or similar instruments that have been posted in the Ordinary Course of Business of any Obligor or any Subsidiary, in each case, so long as (A) any Liens on an Obligor's property that secure surety bonds attach only to the contracts in respect of which such surety bonds are posted and, as to any other properties, such Liens are junior to the Liens in favor of the Collateral Agent on the same properties that constitute Collateral under the Security Documents, and (B) no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(f)    Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g)    Liens arising by virtue of a judgment or judicial order against any Obligor or Subsidiary, or any Property of an Obligor or Subsidiary, as long as such Liens are (i) in existence for less than 30 consecutive days or being Properly Contested, and (ii) at all times junior to Agent's Liens (if any) in such Property;

(h)    easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i)    normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j)    Liens on assets (other than Accounts and Inventory) acquired in a Permitted Acquisition, securing Debt permitted by Section 10.2.1(f);

(k)    existing Liens shown on Schedule 10.2.2 and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any Permitted Refinancing, refunding, renewal or extension of Debt pursuant to Section 10.2.1(h) (solely to the extent that such Liens were in existence on the Closing Date); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

(l)    Liens securing Debt under the Revolving Loan Facility and Refinancing Debt in respect thereof, so long as the holders of such Debt remain subject to the Intercreditor Agreement;

(m)    Liens on Property arising out of conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by any Obligor or any of its Subsidiaries in the Ordinary Course of Business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(n)    Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the Ordinary Course of Business of the Borrowers and their Subsidiaries;

(o)    (i) contractual Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord; and (ii) contractual Liens of suppliers (including sellers of goods) or customers, in each case in the foregoing clauses (i) and (ii), granted in the Ordinary Course of Business to the extent limited to the property or assets relating to such contract and only to the extent payment of the obligations secured thereby is not yet due or is overdue for a period of more than sixty (60) days, or if more than thirty (30) days overdue, no action has been take to enforce such Liens and such Liens are being Properly Contested;

(p)    any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any inbound license or lease agreement entered into by any Borrower or any Subsidiary in the Ordinary Course of Business and do not interfere in any material respect with the Ordinary Course of Business of the Borrowers or their Subsidiaries or materially detract from the value of the relevant assets of the Borrowers or their Subsidiaries;

(q)    any non-exclusive license, non-exclusive sublicense, lease, or sublease granted by the Obligor or any Subsidiary to third parties in the ordinary course of its business and in accordance with any applicable terms of the Security Documents which do not: (i) interfere in any material respect with the Ordinary Course of Business of the Borrowers or their Subsidiaries or materially detract from the value of the relevant assets of the Borrowers or their Subsidiaries; or (ii) secure any Debt;

(r)    to the extent constituting Liens, any option or other agreement to purchase any asset of any Borrower or any of its Subsidiaries, the disposition of which is expressly permitted under this Agreement;

(s)    reasonable customary initial deposits and margin deposits to the extent required by Applicable Law, which secure Debt under Bank Products;

(t)    Liens in the nature of customary setoff rights in favor of any counterparty to any Swaps expressly permitted under this Agreement;

(u)    Liens on the unearned portion of insurance premiums granted in the ordinary course of business securing the financing of such premiums, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof, and solely to the extent the financing is permitted under Section 10.2.1(p);

(v)    Liens arising in the ordinary course of business in favor of customs brokers, custom and forwarding agents and similar Persons in respect of imported goods and merchandise in the custody of such Persons;

(w)    Liens or rights of setoff against credit balances of the Borrowers with credit card issuers or credit card processors to secure obligations to any such credit card issuer or credit card processor incurred in the Ordinary Course of Business as a result of fees and chargebacks; and

(x)    other Liens (on assets other than on Equity Interests) and as to which the aggregate amount of the obligations secured thereby does not exceed $500,000.

10.2.3.    [Reserved]

10.2.4.    Distributions. Declare or make any Distributions, or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Distribution to its parent entity, except for restrictions under the Loan Documents, under the Revolving Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15, except:

(a)    any Subsidiary of the Parent may pay Distributions or return capital or make dividends and other similar payments with regard to its Equity Interests to the Parent or to other Subsidiaries of the Parent which directly or indirectly own equity therein;

(b)    the Parent and each of its Subsidiaries may declare and make Distributions or dividend payments or other similar payments solely in the common Equity Interests of such Person so long as in the case of such Distributions by a Subsidiary, the Parent or a Subsidiary receives at least its pro rata share of such dividend or distribution;

(c)    repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or similar equity incentive awards and cash payments made under management incentive plans or in connection with severance; provided that the aggregate amount of such Distributions shall not exceed $1,000,000 in any Fiscal Year;

(d)    dividends in respect of common Equity Interests or repurchase or redemption of Equity Interests pursuant to the Parent's publicly announced stock repurchase plan, in an amount not to exceed (i) $5,000,000 in any Fiscal Year so long as no Default or Event of Default exists or would result therefrom and (ii) an additional $5,000,000 in any Fiscal Year so long as, and to the extent that, the Payment Conditions are satisfied both immediately before and immediately after giving effect thereto; and

(e)    cash payments in lieu of fractional shares in connection with the exercise of warrants, options, or other securities, convertible or exchangeable for Equity Interests of Parent.

provided that, Distributions constituting the payment of dividends or the consummation of any irrevocable redemption within forty-five (45) days after the date of declaration of such dividend or the giving of the redemption notice, as the case may be, if at the date of declaration or notice, such Distributions would have complied with and been permitted pursuant to the other provisions of this Section 10.2.4; provided, that the Borrower Agent shall deliver written notice to Agent not later than four Business Days following the date of declaration of the dividend or the giving of the redemption notice, as the case may be (and the Agent acknowledges that issuance of a press release or the posting of a document on any Obligor’s website, or on the Securities and Exchange Commission’s website at www.sec.gov or on IntraLinks, Syndtrak or ClearPar, in each case, with respect to any such declaration of the dividend or such giving of the redemption notice, shall be deemed to satisfy this notice requirement); provided, further that any such dividends shall be deemed to use any remaining amounts available under clause (d) above.

10.2.5.    Investments. Make any Investment, except:

(a)    (i) Investments in Subsidiaries to the extent existing on the Closing Date (following the consummation of the US Footwear Acquisition), (ii) additional Investments by any Obligor in another Obligor, (iii) additional Investments by Subsidiaries of the Parent that are not Obligors in other Subsidiaries that are not Obligors, (iv) additional Investments by the Obligors in Subsidiaries that are not Obligors and (v) additional Investments by any Subsidiaries of the Parent that are not Obligors in Obligors, so long as subject to a subordination agreement relating to such Investment in form and substance satisfactory to the Agent; provided that (A) the aggregate amount of such investments in clause (iv) shall not exceed $3,000,000 at any time and (B) no Default or Event of Default exists at the time such Investment is made;

(b)    cash and Cash Equivalents;

(c)    Permitted Acquisitions;

(d)    advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business;

(e)    to the extent constituting an Investment, prepaid expenses and extensions of trade credit made in the Ordinary Course of Business;

(f)    Deposit Accounts maintained in accordance with this Agreement;

(g)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the Ordinary Course of Business;

(h)    deposits made in the Ordinary Course of Business consistent with past practices to secure the performance of leases or in connection with bidding on government contracts;

(i)    Investments in certificates of deposit and bank deposits with financial institutions located in Puerto Rico and the Dominican Republic, solely to the extent necessary to maintain preferred tax treatment or country of origin status in such locations, not to exceed $5,000,000 in the aggregate at any time outstanding for Parent and its Subsidiaries on a consolidated basis;

(j)    Investments in Swaps, hedge agreements, derivative agreements and similar arrangements in connection with Debt, in all cases for bona fide hedging activities and not for speculative purposes, only to the extent unsecured (other than Bank Products) and not to exceed in the aggregate a notional amount equal to the sum of the Loans, the Revolving Loans and $5,000,000 at any time outstanding for Parent and its Subsidiaries; and

(k)    additional Investments (other than Acquisitions), not to exceed in the aggregate $5,000,000 at any time outstanding, so long as, and to the extent that, both immediately before and immediately after giving effect thereto, the Payment Conditions are satisfied.

10.2.6.    Disposition of Assets. Make any Asset Disposition, except:

(a)    (i) transfer of Property by the Parent and its Subsidiaries to Obligors and (ii) transfer of Property by Subsidiaries of the Parent that are not Obligors to other Subsidiaries that are not Obligors;

(b)    sale of Inventory in the Ordinary Course of Business;

(c)    disposition of worn-out, obsolete, unmerchantable or otherwise unsalable Inventory or Equipment or Property termination of a lease of real or personal Property not necessary for the Ordinary Course of Business, which could not reasonably be expected to have a Material Adverse Effect;

(d)    to the extent constituting an Asset Disposition, making any Investment permitted by Section 10.2.5, the payment of any Debt permitted by Section 10.2.1, or Section 10.2.8, or the payment of any Distribution permitted by Section 10.2.4;

(e)    the abandonment, cancellation, non-renewal, or discontinuance of the use or maintenance of Intellectual Property or rights relating thereto in the Ordinary Course of Business that could not reasonably be expected to have a Material Adverse Effect;

(f)    non-exclusive licenses and sublicenses of Intellectual Property rights in the Ordinary Course of Business not interfering individually or in the aggregate in any material respect with the conduct of the business of the Borrowers and their Subsidiaries;

(g)    any involuntary loss, damage or destruction of property or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(h)    so long as no Event of Default has occurred and is continuing, (i) surrender or waiver of contractual rights or the settlement or waiver of contractual or litigation claims in the Ordinary Course of Business; and (ii) the sale, license or other transfer of Intellectual Property rights in connection with the settlement or waiver of contractual or litigation claims; provided that (x) such sale, license or transfer does not materially interfere with the business of the Borrowers and their Subsidiaries, taken as a whole, (y) such Intellectual Property is not material revenue generating Intellectual Property, and (z) such sale, license or transfer is not materially adverse to the interests of the Agent or the Lenders;

(i)    any Asset Disposition with regard to any Excluded Subsidiary’s operations located in China made for fair market value and not less than 75% of the aggregate sales price from such disposition shall be paid in cash; and

(j)    additional Asset Dispositions (other than in respect of Equity Interests, Accounts and Inventory) not to exceed $7,500,000 in any Fiscal Year.

10.2.7.    [Reserved].

10.2.8.    Restrictions on Payment of Certain Debt. Make any payments (whether optional or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any:

(a)    Subordinated Debt, except for regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt; and

(b)    any Borrowed Money (other than the Obligations, any Subordinated Debt and the Revolving Loan Obligations and regularly scheduled payments of principal, interest and fees in respect to Purchase Money Debt, but including, for the avoidance of doubt, intercompany Debt other than payments to an Obligor) prior to its due date under the agreements evidencing such Debt as in effect on the date of its incurrence (or as amended thereafter with the consent of Agent) unless the Payment Conditions are satisfied.

10.2.9.    Fundamental Changes. (i) Change its name or its form or jurisdiction of organization without 30 days (or such other period as may be agreed by Agent) prior written notice to Agent or (ii) liquidate, wind up its affairs or dissolve itself; consummate or unwind a statutory division; or merge, amalgamate, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for (a) mergers, amalgamations or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into an Obligor; or (b) Permitted Acquisitions.

10.2.10.    [Reserved].

10.2.11.    Organic Documents. Amend, modify or otherwise change any of its Organic Documents in a manner materially adverse to the Lenders, except in connection with a transaction permitted hereunder.

10.2.12.    Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Parent and its Subsidiaries.

10.2.13.    Accounting Changes. Make any material change in accounting treatment or reporting practices, except in accordance with Section 1.2; or change its Fiscal Year.

10.2.14.    Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date (and any amendment, modification, or extension thereof that does not expand the scope of any such restriction or requirement and is not more adverse to the rights or interests of the Lenders than such restriction or requirement in effect prior to such amendment, modification or extension); (b) relating to secured Debt (other than the Revolving Loan Obligations) permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) constituting customary restrictions on assignment in leases, licenses and other contracts; (d) constituting a Revolving Loan Document; (e) governing Debt entered into after the Closing Date and permitted under Section 10.2.1 that is, taken as a whole, in the good faith judgment of the Obligor, no more restrictive with respect to such Obligor or any Subsidiary than customary market terms for Debt of such type, so long as such restrictions do not impair in the ability of the Obligors or its Subsidiaries to perform their obligations under the Loan Documents, or require the grant of any security for any obligation if such property is given as security for the Obligations, other than on a subordinated basis; or (f) customary restrictions and conditions contained in an agreement related to the sale or other disposition of any Property permitted hereunder that limit the transfer of such Property pending the consummation of such sale or disposition, solely as to Property being sold or disposed of.

10.2.15.    Swaps. Enter into any Swap, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16.    Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

10.2.17.    Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents (including an Investment permitted by Section 10.2.5, the incurrence of a Debt permitted by Section 10.2.1, the making of payment on account of Debt permitted by Section 10.2.8, a Distribution permitted by Section 10.2.4 and an Asset Disposition permitted by Section 10.2.6); (b) payment of reasonable employment, severance, and other similar compensation arrangements (including equity incentive plans and employee benefit plans and arrangements) with respect to officers and employees in the Ordinary Course, and payment of customary fees, reasonable out of pocket costs, and indemnities for the benefit of directors, officers and employees of the Obligors and their Subsidiaries in the Ordinary Course of Business; (c) transactions solely among Borrowers; (d) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.17; and (e) transactions with Affiliates in the Ordinary Course of Business, so long as such transactions (i) are upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate and (ii) are either consistent with the Obligors' past practices or fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by such Obligor or its Subsidiaries in excess of $1,000,000 for any single transaction or series of related transactions.

10.2.18.    Plans. Become party to any Multiemployer Plan, Pension Plan, or Foreign Plan, other than any in existence on the Closing Date.

10.2.19.    Amendments to Certain Debt.

(a)    Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner, or adds any representation, covenant or default, that is more onerous or restrictive in any material respect for any Obligor or Subsidiary, or that is otherwise materially adverse to any Obligor, any Subsidiary or the Lenders; or (g) with respect to Subordinated Debt, results in the Obligations not fully benefiting from the subordination provisions thereof.

(b)    Obligors shall not, and Obligors shall cause each of their Subsidiaries not to amend, modify, change, waive, or obtain any consent, waiver or forbearance with respect to, any of the terms or provisions of any agreement, instrument, document, indenture, or other writing evidencing or concerning the Revolving Loan Obligations (including, without limitation, the Revolving Loan Documents) in a manner prohibited by the Intercreditor Agreement.

10.2.20.    Term Priority Collateral Account. Obligors shall not, and Obligors shall cause each of their Subsidiaries not to deposit any proceeds of Term Priority Collateral in any Deposit Account other than the Term Priority Collateral Account.

10.3.    Financial Covenant. As long as any Commitment or Obligations are outstanding, Borrowers shall:

10.3.1.    Fixed Charge Coverage Ratio. Maintain as of the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio of not less than the ratio set forth below for each four (4) consecutive Fiscal Quarter period then ended set forth below:

Applicable Ratio	Applicable Period

1.00:1.0	For the four (4) consecutive Fiscal Quarter period ending June 30, 2021

1.00:1.0	For the four (4) consecutive Fiscal Quarter period ending September 30, 2021

1.00:1.0	For the four (4) consecutive Fiscal Quarter period ending December 31, 2021

1.00:1.0	For the four (4) consecutive Fiscal Quarter period ending March 31, 2022

1.05:1.0	For the four (4) consecutive Fiscal Quarter period ending June 30, 2022

1.05:1.0	For the four (4) consecutive Fiscal Quarter period ending September 30, 2022

1.05:1.0	For the four (4) consecutive Fiscal Quarter period ending December 31, 2022

1.05:1.0	For the four (4) consecutive Fiscal Quarter period ending March 31, 2023

1.10:1.0	For the four (4) consecutive Fiscal Quarter period ending June 30, 2023 and each four (4) consecutive Fiscal Quarter period thereafter

10.3.2.    Total Leverage Ratio. Maintain as of the end of each Fiscal Quarter, a Total Leverage Ratio of not greater than the ratio set forth below for each four (4) consecutive Fiscal Quarter period then ended set forth below:

Applicable Ratio	Applicable Period

4.00:1.0	For the four (4) consecutive Fiscal Quarter period ending June 30, 2021

4.00:1.0	For the four (4) consecutive Fiscal Quarter period ending September 30, 2021

4.00:1.0	For the four (4) consecutive Fiscal Quarter period ending December 31, 2021

Applicable Ratio	Applicable Period

4.00:1.0	For the four (4) consecutive Fiscal Quarter period ending March 31, 2022

4.00:1.0	For the four (4) consecutive Fiscal Quarter period ending June 30, 2022

~~3.75:1.0~~4.25:1.0	For the four (4) consecutive Fiscal Quarter period ending September 30, 2022

~~3.75:1.0~~4.25:1.0	For the four (4) consecutive Fiscal Quarter period ending December 31, 2022

~~3.75:1.0~~4.00:1.0	For the four (4) consecutive Fiscal Quarter period ending March 31, 2023

~~3.50:1.0~~3.75:1.0	For the four (4) consecutive Fiscal Quarter period ending June 30, 2023

3.50:1.0	For the four (4) consecutive Fiscal Quarter period ending September 30, 2023

3.50:1.0	For the four (4) consecutive Fiscal Quarter period ending December 31, 2023

3.50:1.0	For the four (4) consecutive Fiscal Quarter period ending March 31, 2024

3.25:1.0	For the four (4) consecutive Fiscal Quarter period ending June 30, 2024

3.25:1.0	For the four (4) consecutive Fiscal Quarter period ending September 30, 2024

3.25:1.0	For the four (4) consecutive Fiscal Quarter period ending December 31, 2024

3.25:1.0	For the four (4) consecutive Fiscal Quarter period ending March 31, 2025

3.00:1.0	For the four (4) consecutive Fiscal Quarter period ending June 30, 2025 and each four (4) consecutive Fiscal Quarter period thereafter

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1.    Events of Default. Each of the following shall be an "Event of Default" if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)    Any Obligor (i) fails to pay the principal of any Loan when due (whether at stated maturity, on demand, upon acceleration or otherwise) or (ii) fails to pay any other Obligation when due (whether at stated maturity, on demand, upon acceleration or otherwise) and such failure continues for a period of three Business Days;

(b)    Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)    An Obligor breaches or fail to perform any covenant contained in Section 7.2, 7.3 (other than clauses (c), (d), (e) and (g)), 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2(a), 10.1.1, 10.1.2 (other than clauses (d), (g) and (h)), 10.1.13, 10.2 or 10.3;

(d)    An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days (or in the case of a breach or failure of Section 8.6.2, five Business Days) after a Senior Officer has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)    A Guarantor repudiates, revokes or attempts to revoke, in writing, its Guaranty; an Obligor denies or contests in writing the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; it is unlawful for an Obligor to perform any of its obligations under a Loan Document; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)    (i) Any breach or default of an Obligor occurs under (x) any Swap; or (y) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations and the Revolving Loan Obligations) in excess of $4,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach (with any applicable grace period having expired), or (ii) any "Event of Default" under and as defined in the Revolving Loan Facility or any refinancing thereof;

(g)    Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $4,000,000 (net of insurance coverage therefor that has not been denied by the insurer), and either (i) there is a period of 30 consecutive days at any time after the entry of any such judgment or order during which (A) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (B) a stay of enforcement thereof is not in effect, or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment or order;

(h)    [Reserved];

(i)    An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor's business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or the Obligors, on a consolidated basis, are not Solvent;

(j)    An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and such Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by such Obligor, the petition is not dismissed within 45 days after filing, or an order for relief is entered in the proceeding;

(k)    Any of the following events occurs: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor or any of its Subsidiaries to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan in excess of $1,000,000; (ii) an Obligor, its Subsidiaries or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or (iii) any event similar to the foregoing occurs or exists with respect to a Foreign Plan; or

(l)    An Obligor or any Senior Officer is criminally convicted (i) of a felony committed in and related to the conduct of the Obligor's business, and in the case of a Senior Officer, such Senior Officer is not removed from his job duties within 30 days of such conviction, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could reasonably be expected to lead to forfeiture of any material Property or any Collateral;

(m)    A Change of Control occurs; or

(n)    The Intercreditor Agreement shall for any reason cease to be in full force and effect, or any Obligor or any controlled Affiliate of any Obligor shall contest in any manner, or assist any Person party thereto to contest in any manner, the validity or enforceability thereof or deny that it has any further liability or obligation thereunder.

11.2.    Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)    declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)    terminate, reduce or condition any Commitment;

(c)    require Obligors to Cash Collateralize and other Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Protective Advances; and

(d)    exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC or other Applicable Law. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Borrowers' expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days' notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall not be deemed to be commercially unreasonable solely due to being so conducted. Agent may conduct sales on any Obligor's premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3.    License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in each case, that constitutes Collateral, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor's rights and interests under Intellectual Property shall inure to Agent's benefit.

11.4.    Setoff. At any time during an Event of Default, Agent, Lenders, and any of their Affiliates and branches are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Lender or such Affiliate or branch to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, such Lender or such Affiliate or branch shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Lender or such Affiliate or branch different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Lender and each such Affiliate or branch under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5.    Remedies Cumulative; No Waiver.

11.5.1.    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2.    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.	AGENT

12.1.    Appointment, Authority and Duties of Agent.

12.1.1.    Appointment and Authority. Each Secured Party appoints and designates TCW as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including the Intercreditor Agreement and any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise.

12.1.2.    Duties. The title of "Agent" is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3.    Agent Professionals. Agent may perform its duties through employees, agents and sub-agents. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4.    Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.2.    Agreements Regarding Collateral and Borrower Materials.

12.2.1.    Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrower Agent certifies in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent's Liens (and Agent may rely conclusively on such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; (d) that is owned by an Obligor that is released from its obligations under the Loan Documents in accordance with the terms of the Loan Documents; or (e) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to release any Obligor from its obligations under the Loan Documents if such Person is no longer required to be an Obligor as a result of a transaction permitted under the Loan Documents. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent's Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. To the extent required under the laws of any foreign jurisdiction, each Secured Party hereby grants to Agent any required power of attorney to take any action with respect to Collateral or to execute any Loan Document on the Secured Party's behalf.

12.2.2.    Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent's request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent's instructions.

12.2.3.    Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit or consultant report prepared for Agent with respect to any Obligor or Collateral ("Report"). Reports and other Borrower Materials may be made available to Lenders by posting them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Obligors' books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials; and (c) to keep all Borrower Materials confidential and strictly for such Lender's internal use, not to distribute any Report or other Borrower Materials (or contents thereof) to any Person (except to such Lender's Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3.    Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any Communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any Communication under any Loan Document, and shall not be liable for any delay in acting.

12.4.    Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations or assert any rights relating to any Collateral.

12.5.    Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 2.4, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 2.4 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Agent's prior consent.

12.6.    Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent's discretion, it may reserve for any Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, interim receiver, receiver and manager, trustee, monitor or other Person for any alleged preference, fraudulent transfer, or transfer at undervalue, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys' fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7.    Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent's gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents. In addition, Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Institution.

12.8.    Successor Agent and Co-Agents.

12.8.1.    Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days' written notice thereof to Lenders and Borrowers. Required Lenders may appoint a successor that is (a) a Lender or Affiliate or branch of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor is appointed by the effective date of Agent's resignation, then on such date, Agent may appoint a successor reasonably acceptable to it and the Borrowers (provided no Default or Event of Default exists) in its discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including indemnification under Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to TCW by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2.    Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9.    Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates or branches. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course, is sophisticated with respect to making such decisions and holding such loans and is entering into this Agreement for the purpose of making, acquiring or holding commercial loans and providing other facilities as set forth herein, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument. Each Lender agrees not to assert any claim in contravention of the foregoing.

12.10.    Remittance of Payments and Collections.

12.10.1.    Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent's right of offset for any amounts due from such payee under the Loan Documents.

12.10.2.    Failure to Pay. If any Secured Party fails to deliver when due any amount payable by it to Agent hereunder, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Prime Rate Loans. No Obligor shall be entitled to credit for any interest paid by a Secured Party to Agent nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 2.4.

12.10.3.    Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If Agent is required to return any amounts applied by it to Obligations held by a Secured Party, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11.    Individual Capacities. As a Lender, TCW shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms "Lenders," "Required Lenders" or any similar term shall include TCW in its capacity as a Lender. Agent, Lenders and their Affiliates and branches may accept deposits from, lend money to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates and branches may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12.    [Reserved].

12.13.    Certain ERISA Matters.

12.13.1.    Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of the Obligors, that at least one of the following is and will be true: (a) Lender is not using "plan assets" (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to Lender's entrance into, participation in, administration of and performance of the Loans, Commitments or Loan Documents; (b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Lender's entrance into, participation in, administration of and performance of the Loans, Commitments and Loan Documents; (c) (i) Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of Lender to enter into, participate in, administer and perform the Loans, Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Commitments and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Lender's entrance into, participation in, administration of and performance of the Loans, Commitments and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between Agent, in its discretion, and Lender.

12.13.2.    Further Lender Representation. Unless Section 12.13.1(a) or (d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).

12.14.    No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor may assign or delegate its rights or obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2.    Participations.

13.2.1.    Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution ("Participant") a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Obligors shall be determined as if it had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless Borrowers agree otherwise in writing.

13.2.2.    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Maturity Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, any Guarantor or substantially all Collateral.

13.2.3.    Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Obligors (solely for tax purposes), maintain a register in which it enters the Participant's name, address and interest in Commitments and Loans (and stated interest). Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant's interest is in registered form under the Code. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

13.2.4.    Benefit of Setoff. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3.    Assignments.

13.3.1.    Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender's rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender's rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.

13.3.2.    Effect; Effective Date. Upon delivery to Agent of a fully executed and completed Assignment accompanied by a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment specified therein shall be effective as provided in the Assignment as long as it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.2 and deliver, upon request, an administrative questionnaire satisfactory to Agent, and all other “know your customer” documents requested by the Agent pursuant to anti-money laundering rules and regulations.

13.3.3.    Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs. Anything herein to the contrary notwithstanding, other than during the existence of an Event of Default arising under Section 11.1(a) or Section 11.1(j), no Lender may assign or participate any of its interests hereunder to a Disqualified Institution.

13.3.4.    Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans (principal and interest) owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable prior written notice.

13.4.    Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.4 or requested payment or compensation under Section 3.6 or 5.1 (and has not designated a different Lending Office pursuant to Section 3.7), then Agent or Borrower Agent may, upon 10 days' notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 5 Business Days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 14.	MISCELLANEOUS

14.1.    Consents, Amendments and Waivers.

14.1.1.    Amendment. No modification of any Loan Document, including any amendment, supplement or extension of a Loan Document or waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) (provided that a copy of all amendments are provided to the Agent) and each Obligor party to such Loan Document; provided, that

(a)    without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)    without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; (iii) extend the Maturity Date applicable to such Lender's Obligations; or (iv) amend this clause (~~c~~b) (it being understood that only the consent of the Required Lenders shall be required to waive the application of any default interest or the making of any mandatory prepayment); and

(c)    without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 2.4, 7.1 (except to add Collateral) , 12.5 or 14.1.1; (ii) amend the definition of Pro Rata or Required Lenders; (iii) release all or substantially all Collateral; ~~or~~ (iv) contractually subordinate (x) all or substantially all of the Obligations or (y) Agent's Liens in all or substantially all Collateral (other than as set forth in the Intercreditor Agreement, including with respect to any DIP Financing (as defined in the Intercreditor Agreement), as in effect on the date of this Agreement; or (v) except in connection with a merger, amalgamation, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations.

14.1.2.    Limitations. Notwithstanding anything in any Loan Document to the contrary, Agent may make or adopt Conforming Changes from time to time and any amendment or notice implementing such changes will become effective without further action or consent of any other party; provided, that Agent shall post or otherwise provide same to Borrowers and Lenders reasonably promptly after it becomes effective. The agreement of Obligors shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders and/or Agent as among themselves. Only the consent of the parties to any agreement relating to fees shall be required for modification of such agreement. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3.    Corrections. If Agent and Borrower Agent identify and ambiguity, omission, mistake, typographical error or other defect in any provision, schedule or exhibit of a Loan Document, they may amend, supplement or otherwise modify the Loan Document to cure it, and the modification shall be effective without action or consent by any other party.

14.2.    Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that (A) is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties; or (B) any disputes solely among the Indemnitees (other than disputes involving claims against any arranger, the Agent, or any similar Person in its respective capacity as such) that do not arise from any act or omission of any Obligor or any of its Affiliates. For purposes of this Section 14.2, "Related Parties" of any Person shall mean such Person's Affiliates and its and such Affiliates' officers, directors, employees, agents, representatives and advisors.

14.3.    Notices and Communications.

14.3.1.    Subject to Section 14.3.2, all notices and other communications by or to a party hereto shall be in writing and shall be given as follows:

(a)    If to any Obligor, at address for Borrower Agent specified on Schedule 14.3,

(b)    If to Agent, to:

TCW Asset Management Company LLC
200 Clarendon Street, 51st Floor
Boston, Massachusetts 02116
Attn:	James Synborski
Phone:	(617) 936-2273
Fax:	(617) 948-2003
Email:	james.synborski@tcw.com
TCW@alterdomus.com

with a copy to:

Goldberg Kohn Ltd.
55 East Monroe Street, Suite 3300
Chicago, Illinois 60603
Attn:	Seth H. Good
Phone:	(312)-863-7138
Fax:	(312)-863-7838
Email:	seth.good@goldbergkohn.com

and (c) if to any other Person at its address specified for such Person on Schedule 14.3 (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment or its administrative questionnaire), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each Communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1, 2.2, 2.3 or 3.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written Communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

14.3.2.    Communications. Electronic and telephonic Communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Agent. Agent makes no assurance as to the privacy or security of electronic or telephonic Communications. E-mail and voice mail shall not be effective notices under the Loan Documents.

14.3.3.    Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if requested by Agent) to an electronic system maintained by Agent ("Platform"). Obligors shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Communications and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided "as is" and "as available." Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.

14.3.4.    Public Information. Obligors and Secured Parties acknowledge that "public" information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors' material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in trading, investment or other market-related activities with respect to an Obligor's securities.

14.3.5.    Non-Conforming Communications. Agent and Lenders may rely on any Communication purportedly given by or on behalf of any Obligor even if it was not made in a manner specified herein, was incomplete or was not confirmed, or if the terms thereof, as understood by the recipient, varied from an earlier Communication or later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic Communication purportedly given by or on behalf of an Obligor, except to the extent arising from the gross negligence or willful misconduct of such Indemnitee as determined in a final, non-appealable judgment by a court of competent jurisdiction.

14.4.    Performance of Obligors' Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers' expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or, after the occurrence and during the continuance of an Event of Default, realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent's Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Prime Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5.    Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6.    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7.    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8.    Execution; Electronic Records. A Communication, including any required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. An Electronic Signature on or associated with a Communication shall be valid and binding on each Obligor and other party thereto to the same extent as a manual, original signature, and any Communication entered into by Electronic Signature shall constitute the legal, valid and binding obligation of each party, enforceable to the same extent as if a manually executed original signature were delivered. A Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. The parties may use or accept manually signed paper Communications converted into electronic form (such as scanned into pdf), or electronically signed Communications converted into other formats, for transmission, delivery and/or retention. Agent and Lenders may, at their option, create one or more copies of a Communication in the form of an imaged Electronic Record ("Electronic Copy"), which shall be deemed created in the ordinary course of the Person's business, and may destroy the original paper document. Any Communication in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything herein, (a) Agent is under no obligation to accept an Electronic Signature in any form unless expressly agreed by it pursuant to procedures approved by it; (b) each Secured Party shall be entitled to rely on any Electronic Signature purportedly given by or on behalf of an Obligor without further verification; and (c) upon request by Agent, an Electronic Signature shall be promptly followed by a manually executed counterpart. "Electronic Record" and "Electronic Signature" are used herein as defined in 15 U.S.C. § 7006.

14.9.    Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10.    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or branches or any arranger are arm's-length commercial transactions between Obligors and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or branches or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory, tax and other advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and branches and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and branches and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and branches and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12.    Confidentiality. Each of Agent and Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates and branches, and to its and their partners, directors, officers, employees, agents, auditors, advisors attorneys (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates or branches; (c) to the extent required by Applicable Law or by any subpoena or other legal process (provided that unless specifically prohibited by Applicable Law, the Agent and each Lender shall endeavor to notify the Parent (without any liability for a failure to so notify the Parent) of any request made to such Lender or Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender or Agent by such governmental agency) for disclosure of any such Information prior to disclosure of such Information); (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee; (g) to the extent such Information is (i) publicly available other than as a result of a breach of this Section, (ii) available to Agent, any Lender or any of their Affiliates or branches on a non-confidential basis from a source other than Obligors, or (iii) independently discovered or developed by a party hereto without utilizing any Information or violating this Section; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. The Obligors consent to the publication by Agent and Lenders of customary advertising material relating to transactions contemplated hereby, using the names, product photographs, logos or trademarks of the Obligors. Agent and Lenders may disclose information regarding this Agreement and the credit facility hereunder to market data collectors, similar service providers to the lending industry, and service providers to Agent and Lenders in connection with the Loan Documents and Commitments. As used herein, "Information" means information received from an Obligor or Subsidiary relating to it or its business. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent and Lenders acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.13.    INTERCREDITOR AGREEMENT.

14.13.1.    EACH LENDER PARTY HERETO (i) UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE INTERCREDITOR AGREEMENT, (ii) AUTHORIZES AND DIRECTS AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON ITS BEHALF, AND (iii) AGREES THAT ANY ACTION TAKEN BY AGENT PURSUANT TO THE INTERCREDITOR AGREEMENT SHALL BE BINDING UPON SUCH LENDER.

14.13.2.    THE PROVISIONS OF THIS SECTION 14.13 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. A COPY OF THE INTERCREDITOR AGREEMENT MAY BE OBTAINED FROM AGENT.

14.13.3.    THE INTERCREDITOR AGREEMENT IS AN AGREEMENT SOLELY AMONGST THE SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT) AND THEIR RESPECTIVE AGENTS (INCLUDING THEIR SUCCESSORS AND ASSIGNS) AND IS ACKNOWLEDGED AND AGREED TO BY OBLIGORS AS PARTY THERETO. AS MORE FULLY PROVIDED THEREIN, THE INTERCREDITOR AGREEMENT CAN ONLY BE AMENDED BY THE PARTIES THERETO IN ACCORDANCE WITH THE PROVISIONS THEREOF.

14.13.4.    IN THE EVENT OF ANY CONFLICT BETWEEN THIS AGREEMENT AND THE INTERCREDITOR AGREEMENT, THE INTERCREDITOR AGREEMENT SHALL GOVERN.

14.14.    GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.15.    Consent to Forum; Bail-In of Affected Financial Institutions.

14.15.1.    Forum. EACH PARTY HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT'S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.15.2.    Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15.3.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

14.16.    Acknowledgement Regarding Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap or any other agreement or instrument that is a QFC (such support, "QFC Credit Support", and each such QFC, a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

14.16.1.    Covered Party. If a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

14.16.2.    Definitions. As used in this Section, (a) "BHC Act Affiliate" means an "affiliate," as defined in and interpreted in accordance with 12 U.S.C. §1841(k); (b) "Default Right" has the meaning assigned in and interpreted in accordance with 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable; and (c) "QFC" means a "qualified financial contract," as defined in and interpreted in accordance with 12 U.S.C. §5390(c)(8)(D).

14.17.    Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which each Secured Party hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against an Indemnitee on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.18.    Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Obligors' management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent or any Lender may request from time to time for purposes of complying with any "know your customer," anti-money laundering or other requirements of Applicable Law, including the Patriot Act and Beneficial Ownership Regulation.

14.19.    NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

14.20.    Electronic Signatures. Any Loan Document, Borrower Materials and other information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (collectively, "Communications"), including Communications required to be in writing, may, if agreed by Agent, be in the form of an Electronic Record and may be executed using Electronic Signatures. An Electronic Signature on or associated with a Communication shall be valid and binding on each Obligor and other party thereto to the same extent as a manual, original signature, and any Communication entered into by Electronic Signature shall constitute their legal, valid and binding obligations, enforceable to the same extent as if a manually executed original signature were delivered to Agent. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. The parties may use or accept manually signed paper Communications converted to electronic form (such as scanned into PDF), or electronically signed Communications converted into other formats, for transmission, delivery and/or retention. Agent and Lenders may, at their option, create one or more copies of any Communication in the form of an imaged Electronic Record ("Electronic Copy"), which shall be deemed created in the ordinary course of the Person's business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything herein, Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed by it pursuant to procedures approved by it; provided (a) if Agent has agreed to accept such Electronic Signature, Agent and each Secured Party shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of an Obligor without further verification; and (b) upon the request by Agent or any Secured Party, an Electronic Signature shall be promptly followed by a manually executed counterpart. "Electronic Record" and "Electronic Signature" are used herein as defined in by 15 USC §7006.

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